As filed with the Securities and Exchange Commission on August 22, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pilgrim’s Pride Corporation*

(Exact name of registrant issuer as specified in its charter)

Delaware	2015	75-1285071
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1770 Promontory Circle

Greeley, Colorado 80634-9038

(970) 506-8000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Fabio Sandri

Chief Financial Officer

1770 Promontory Circle

Greeley, Colorado 80634-9038

(970) 506-8000

(970) 336-6167 (facsimile)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

W. Crews Lott

Baker & McKenzie LLP

2300 Trammell Crow Center

2001 Ross Avenue

Dallas, Texas 75201

(214) 978-3000

(214) 978-3099 (facsimile)

*	Pilgrim’s Pride Corporation of West Virginia, Inc., a West Virginia corporation, is also included in this Form S-4 Registration Statement as an additional Registrant.

Approximate date of commencement of proposed exchange offer: As soon as practicable after this Registration Statement is declared effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
7.875% Senior Notes due 2018	$500,000,000	100%	$500,000,000	$58,050
Guarantee of 7.875% Senior Notes due 2018 (2)	—	—	—	—

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended.
(2)	7.875% Senior Notes due 2018 will be issued by Pilgrim’s Pride Corporation and guaranteed by Pilgrim’s Pride Corporation of West Virginia, Inc., a West Virginia corporation. No separate consideration will be received for the issuance of this guarantee. The address for the additional Registrant is c/o Pilgrim’s Pride Corporation, 1770 Promontory Circle, Greeley, Colorado 80634, Telephone: (970) 506-8000. The primary standard industrial classification number for Pilgrim’s Pride Corporation of West Virginia, Inc. is 2015.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 22, 2011

PROSPECTUS

PILGRIM’S PRIDE CORPORATION

Offer to Exchange

$500,000,000 aggregate principal amount of its 7.875% Senior Notes due 2018 (collectively, the “exchange notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of its outstanding 7.875% Senior Notes due 2018 (collectively, the “outstanding notes”) (such transaction, the “exchange offer”)

We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered outstanding notes for the exchange notes that have been registered under the Securities Act.

The Exchange Offer

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are registered under the Securities Act.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2011, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for US federal income tax purposes.

•

The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be registered under the Securities Act, do not have any transfer restrictions and do not have registration rights or special interest provisions.

Results of the Exchange Offer

•

Except as prohibited by applicable law, the exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. There is no existing market for the exchange notes to be issued, and we do not plan to list the exchange notes on a national securities exchange or market.

•	We will not receive any proceeds from the exchange offer.

All untendered outstanding notes will remain outstanding and continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture governing the outstanding notes. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the broker-dealer acquired such outstanding notes as a result of market-making or other trading activities.

We have agreed to use commercially reasonable efforts to keep effective the registration statement of which this prospectus is a part until (i) in the case where this prospectus and any amendment or supplement thereto must be delivered by an exchanging dealer or an initial purchaser, the lesser of 180 days and the date on which all exchanging dealers and the initial purchasers have sold all exchange notes held by them (unless extended as provided in the registration rights agreement) and (ii) 90 days after the consummation of the exchange offer. See “Plan of Distribution.”

See “Risk Factors” beginning on page 11 for a discussion of certain risks that you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2011.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. The prospectus may be used only for the purposes for which it has been published, and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus and that any information we have incorporated by reference is accurate only as of the date that the document incorporated by reference was filed with the Securities and Exchange Commission (the “SEC”). Our business profile, financial condition, results of operations or prospects may have changed since that date. You should not rely on or assume the accuracy of any representation or warranty in any agreement that we have filed as an exhibit to the registration statement of which this prospectus is a part or that we may otherwise publicly file in the future because such representation or warranty may be subject to exceptions and qualifications contained in separate disclosure schedules, may represent the parties’ risk allocation in the particular transaction, may be qualified by materiality standards that differ from what may be viewed as material for securities law purposes or may no longer continue to be true as of any given date. No offer of these securities is being made in any jurisdiction where such offer is prohibited.

i

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus or incorporated by reference herein as to the contents of any contract or other document are not necessarily complete.

You should rely only upon the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or documents incorporated herein, as applicable.

We file annual, quarterly and other periodic reports and information with the SEC. These SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any of these SEC filings at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

INCORPORATION BY REFERENCE

We disclose important information to you by referring you to documents that we have filed with the SEC which are “incorporated by reference” in this prospectus. The information incorporated by reference is an important part of this prospectus. Information that we will file in the future with the SEC will automatically update and supersede the information included in this prospectus and will also automatically update and supersede any information previously incorporated by reference. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), excluding information deemed furnished and not filed pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by the SEC rules, prior to the termination of this offering (including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement):

•	Annual report on Form 10-K for the fiscal year ended December 26, 2010, portions of which have been updated by the current report on Form 8-K filed on August 19, 2011;

•	Quarterly reports on Form 10-Q for the quarters ended March 27, 2011 and June 26, 2011;

•	Proxy statement for the 2011 annual meeting of stockholders filed on March 25, 2011; and

•	Current reports on Form 8-K filed on February 16, 2011, February 24, 2011, May 5, 2011, June 3, 2011, June 24, 2011, and August 19, 2011.

Copies of our filings with the SEC are available without charge by contacting us c/o: Pilgrim’s Pride Corporation, 1770 Promontory Circle, Greeley, Colorado 80634, Attention: Chief Financial Officer, or by telephoning us at 970-506-8000. Copies of any and all reports or documents that are incorporated by reference in this prospectus may be accessed at our website at http://www.pilgrims.com by selecting “Investors” under the “Our Company” tab. Except as otherwise stated in these reports, the information contained on our website or available by hyperlink from our website is not incorporated into this prospectus or other documents that we file with, or furnish to, the SEC. We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus, but not delivered with this prospectus.

To ensure timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than             , 2011, which is five business days before the exchange offer will expire at 5:00 p.m., New York City time, on             , 2011.

ii

PROSPECTUS SUMMARY

The following is a summary of the more detailed information appearing elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before participating in the exchange offer. You should carefully read the entire prospectus and the information that is incorporated into this prospectus by reference, including our Annual Report on Form 10-K for the fiscal year ended December 26, 2010 (the “2010 Form 10-K”). See the sections entitled “Available Information” and “Incorporation by Reference.” You should also carefully read the “Risk Factors” section of this prospectus and the financial statements and the related notes. Unless the context otherwise requires, “we,” “us,” “our” and similar terms, as well as references to “the Company” and “Pilgrim’s Pride,” include all of our consolidated subsidiaries. We obtained the industry data used throughout this prospectus from industry publications that we believe to be reliable, but we have not independently verified this information.

Upon our emergence from bankruptcy, we changed our fiscal year end from the Saturday nearest September 30 of each year to the last Sunday in December of each year. The change was effective with our 2010 fiscal year, which began on September 27, 2009 and ended on December 26, 2010, and resulted in an approximate three-month transition period that began on September 27, 2009 and ended on December 27, 2009.

Company Overview

We are the second largest chicken producer in the world with operations in the United States (“US”), Mexico and Puerto Rico. We are primarily engaged in the production, processing, marketing and distribution of fresh, frozen and value-added chicken products to retailers, distributors and foodservice operators. We employ approximately 42,300 people and have the capacity to process more than 38 million birds per week for a total of more than 10.3 billion pounds of live chicken annually. In 2010, we generated $6.9 billion in total revenue, and produced 7.7 billion pounds of chicken products.

We have a broad geographic reach and we offer our diverse customer base a balanced portfolio of fresh and prepared chicken products. We have consistently provided our customers with high quality products and service with a focus on delivering higher-value, higher-margin, prepared food products. As such we have become a valuable partner to our customers and a recognized industry leader. Our sales efforts are largely targeted towards the foodservice industry, principally chain restaurants and food processors such as Yum! Brands®, Burger King®, Wendy’s®, Chick-fil-A® and retail customers including grocery store chains and wholesale clubs such as Kroger®, Wal-Mart®, Costco®, Publix® and Sam’s Club®. We also export products to customers in approximately 95 countries, including Mexico, Russia and China.

Mexico represented approximately 9.4% of our net sales in 2010. We are the second largest producer and seller of chicken in Mexico and are one of the lower-cost producers of chicken in the country. While the market for chicken products in Mexico is less developed than in the US, with sales attributed to fewer, more basic products, we have been successful in differentiating our products through high-quality client service and product improvements such as dry-air chilled, eviscerated products. Additionally, we are an important player in the live market, which accounts for 30% of the chicken sales in Mexico. We believe that Mexican supermarket chains consider us one of the leaders in innovation for fresh products. Our strategy is to capitalize on this trend through our vast US experience in products, quality and our well-known service.

Our primary product types are fresh chicken products, prepared chicken products and export chicken products. We sell our fresh chicken products to the foodservice and retail markets. Our fresh chicken products consist of refrigerated (non-frozen) whole or cut-up chicken, either pre-marinated or non-marinated and prepackaged case-ready chicken. Our case-ready chicken includes various combinations of freshly refrigerated, whole chickens and chicken parts in trays, bags or other consumer packs labeled and priced ready for the retail grocer’s fresh meat counter. Our fresh chicken business sales in 2010 accounted for 49.9% of our total US chicken sales.

We also sell prepared chicken products, including portion-controlled breast fillets, tenderloins and strips, delicatessen products, salads, formed nuggets and patties and bone-in chicken parts. These products are sold either refrigerated or frozen and may be fully cooked, partially cooked or raw. In addition, these products are breaded or non-breaded and either pre-marinated or non-marinated. Our prepared chicken products business sales in 2010 accounted for 39.9% of our total US chicken sales.

Export and other chicken products primarily consist of whole chickens and chicken parts sold mostly in bulk, non-branded form either refrigerated to distributors in the US or frozen for distribution to export markets. In the US, prices of these products are negotiated daily or weekly and are generally related to market prices quoted by the United States Department of Agriculture (“USDA”) or other public price reporting services. We sell US-produced chicken products for export to Eastern Europe (including Russia), the Far East (including China), Mexico and other world markets.

Our primary end markets consist of the foodservice and retail channels, as well as selected export markets. The foodservice market principally consists of chain restaurants, food processors, broad-line distributors and certain other institutions located throughout the continental US. The retail market consists primarily of grocery store chains, wholesale clubs and other retail distributors. Export and other chicken products primarily consist of whole chickens and chicken parts sold mostly in bulk, non-branded form either refrigerated to distributors in the US or frozen for distribution to export markets.

Historically, we have targeted international markets to generate additional demand for our dark chicken meat, which is a natural by-product of our US operations given our concentration on prepared chicken products and the US customers’ general preference for white chicken meat. We have also begun selling prepared chicken products for export to the international divisions of our US chain restaurant customers. Utilizing the extensive sales network of our majority stockholder, JBS USA Holdings, Inc. (“JBS USA”), we believe that we can accelerate the sales of value-added chicken products into international channels. We believe that the history of our successful export sales and our relationship with JBS USA position us favorably to capitalize on international growth.

As a vertically integrated company, we control every phase of the production of our products. We currently operate in 14 US states, Puerto Rico and Mexico. Our plants are strategically located to supply our distribution network and ensure that customers timely receive the freshest products. We operate nine fresh foodservice processing plants, eight case-ready processing plants, nine prepared fresh foods plants, 12 prepared foods cook plants, three processing plants in Mexico and 14 distribution centers (five in the US, one in Puerto Rico, and eight in Mexico). Additionally, we reopened an idled processing plant in Douglas, Georgia, which we plan to have at full capacity by the second quarter of 2012. On July 29, 2011 we announced plans to close our Dallas plant as part of our ongoing plan to reduce costs and operate more efficiently. We plan to consolidate production from the Dallas plant into several other of our facilities in the region, including the processing and prepared-foods plants in Mt. Pleasant, Texas, to improve their capacity utilization. Six additional processing plants and two prepared-foods plants are currently idle. Combined with our network of approximately 4,100 growers, 32 feed mills and 40 hatcheries, we are well positioned to keep up with the growing demand for our products. We believe that vertical integration helps us better manage food safety and quality, as well as more effectively control margins and improve customer service.

Corporate Information

Pilgrim’s Pride Corporation, which was incorporated in Texas in 1968 and reincorporated in Delaware in 1986, is the successor to a partnership founded in 1946 as a retail feed store. Our principal office is located at 1770 Promontory Circle, Greeley, Colorado 80634 and our telephone number is (970) 506-8000. Our Internet address is http://www.pilgrims.com. Information on our website or available by hyperlink from our website does not constitute part of this prospectus.

The Exchange Offer

In December 2010, we issued the outstanding 7.875% Senior Notes due 2018 (the “outstanding notes”). The term “exchange notes” refers to the 7.875% Senior Notes due 2018, as registered under the Securities Act. The term “notes” collectively refers to the outstanding notes and the exchange notes.

General

In connection with the private offering of the outstanding notes, we entered into a registration rights agreement with the initial purchasers in such offering pursuant to which we agreed, among other things, to deliver this prospectus to you and to use commercially reasonable efforts to complete the exchange offer within 30 business days after the date of effectiveness of the registration statement relating to an offer to exchange. You are entitled to exchange in the exchange offer your outstanding notes for the exchange notes that are identical in all material respects to the outstanding notes except:

•       the exchange notes have been registered under the Securities Act and do not have any transfer restrictions;

•       the exchange notes are not entitled to any registration rights which are applicable to the outstanding notes under the registration rights agreement; and

•       the special interest provisions of the registration rights agreement are not applicable.

The Exchange Offer

We are offering to exchange $500,000,000 aggregate principal amount of 7.875% Senior Notes due 2018 that have been registered under the Securities Act for any and all of our existing 7.875% Senior Notes due 2018.

You may only exchange outstanding notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Resale

Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•       you are acquiring the exchange notes in the ordinary course of your business; and

•       you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes and that you are not our affiliate and did not purchase your outstanding notes from us or any of our affiliates. See “Plan of Distribution.”

Any holder of outstanding notes who:

•       is our affiliate;

•       does not acquire exchange notes in the ordinary course of its business; or

•       tenders its outstanding notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in Shearman & Sterling (available July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Our belief that the exchange notes may be offered for resale without compliance with the registration or prospectus delivery provisions of the Securities Act is based on interpretations of the SEC for other exchange offers that the SEC expressed in some of its no-action letters to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about our exchange offer. If our belief is wrong, or if you cannot truthfully make the representations mentioned above, and you transfer any exchange note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. We are not indemnifying you for any such liability.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2011, unless extended by us. We do not currently intend to extend the expiration date.

Withdrawal	You may withdraw the tender of your outstanding notes at any time prior to the expiration of the exchange offer. We will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions. We reserve the right to waive any defects, irregularities or conditions to exchange as to particular outstanding notes. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes

If you wish to participate in the exchange offer, you must either:

•      complete, sign and date the applicable accompanying letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and the letter of transmittal, and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

•      if you hold outstanding notes through the Depository Trust Company (“DTC”), comply with DTC’s Automated Tender Offer Program procedures described in this prospectus, by which you will agree to be bound by the letter of transmittal.

By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•   you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•   you have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

•   you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

•   you are acquiring the exchange notes in the ordinary course of your business;

•   if you are a broker-dealer, that you did not purchase your outstanding notes from us or any of our affiliates; and

•   if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available, or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the applicable interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the indenture governing the notes, except we will not have any further obligation to you to provide for the exchange and registration of untendered outstanding notes under the registration rights agreement. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes that are not so tendered and accepted could be adversely affected.

Consequences of Failure to Exchange	All untendered outstanding notes will remain outstanding and continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture governing the notes. In general, the outstanding notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

United States Federal Income Tax Consequences	The exchange of outstanding notes in the exchange offer will not be a taxable event for US federal income tax purposes. See “Summary of Material United States Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. See “Use of Proceeds.”

Exchange Agent	The Bank of New York Mellon is the exchange agent for the exchange offer. Any questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery should be directed to the exchange agent. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent.”

The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the outstanding notes and exchange notes. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and special interest for failure to observe certain obligations in the registration rights agreement.

Securities Offered	$500,000,000 aggregate principal amount of exchange notes.

Maturity Date	The exchange notes will mature on December 15, 2018.

Indenture	We will issue the exchange notes under the indenture dated as of December 14, 2010, between us and The Bank of New York Mellon, as trustee (the “Trustee”).

Interest	The exchange notes will bear interest at a rate of 7.875% per annum, payable on December 15 and June 15 of each year.

Guarantees

The exchange notes will be jointly and severally, fully and unconditionally guaranteed on a senior unsecured basis, subject to certain limitations described herein, by all of our existing and future domestic restricted subsidiaries that have incurred or guaranteed any indebtedness other than the following types of indebtedness:

•      indebtedness in an aggregate principal amount of $5.0 million or less (or the guarantee of indebtedness of another person in an aggregate principal amount of $5.0 million or less);

•      the guarantee by a domestic holding company with no assets other than equity interests of our foreign subsidiaries of the indebtedness of any such foreign subsidiary; and

•      intercompany indebtedness.

As of the date of this prospectus, our only domestic restricted subsidiary that has incurred or guaranteed any indebtedness other than the types of indebtedness described above is Pilgrim’s Pride Corporation of West Virginia, Inc., which is the guarantor under our exit credit facility. As of June 26, 2011, Pilgrim’s Pride Corporation of West Virginia, Inc. had total assets (excluding net intercompany receivables) of approximately $81.9 million and total net assets (excluding net intercompany receivables) of approximately $34.0 million.

Guarantees of the exchange notes will be subject to release in certain circumstances as described under “Description of Notes—Subsidiary Guarantees.”

Ranking

The exchange notes will be our general unsecured senior obligations and each guarantee of the exchange notes will be a general unsecured senior obligation of the guarantor. The exchange notes:

•      will be effectively subordinated to all of our and our subsidiaries’ existing and future secured indebtedness, including our exit credit facility, to the extent of the value of the assets securing such indebtedness and to all liabilities (including trade payables) of our subsidiaries that are not guarantors;

•      will be equal in right of payment to all of our future and existing unsubordinated indebtedness;

•      will be senior in right of payment to any of our existing or future subordinated indebtedness (if any); and

•      will be unconditionally guaranteed by the guarantors.

As of June 26, 2011, we had approximately $963.4 million of outstanding secured indebtedness. Our non-guarantor subsidiaries had no outstanding indebtedness as of June 26, 2011, except that To-Ricos, Ltd. and To-Ricos Distribution, Ltd., which are our subsidiaries organized under the laws of Bermuda, are co-borrowers under the exit credit facility, and certain of our subsidiaries that are holding companies for our Mexican subsidiaries (but that have no other material assets) and certain of our Mexican subsidiaries are guarantors or co-borrowers under the secured revolving credit facility relating to our Mexico operations.

Each guarantee of the exchange notes:

•      will be a general unsecured senior obligation of the guarantor;

•      will be effectively subordinated to all existing and future secured indebtedness (including secured guarantees of indebtedness) of the guarantor to the extent of the value of the assets securing such indebtedness and to all liabilities (including trade payables) of such guarantor’s subsidiaries that are not also guarantors;

•      will be equal in right of payment to all future and existing unsubordinated indebtedness of the guarantor; and

•      will be senior in right of payment to any future subordinated indebtedness of the guarantor (if any).

We conduct all of our business in Mexico through our subsidiaries that are organized under the laws of Mexico. These subsidiaries will not guarantee the obligations under the exchange notes. Our Mexican subsidiaries held identifiable assets of approximately $406.5 million as of June 26, 2011. None of our other non-guarantor subsidiaries have significant assets (other than equity interests in certain of our other subsidiaries) or operations. See “Description of Notes—Brief Description of the Notes and the Guarantees.”

Optional Redemption

We may redeem some or all of the exchange notes at any time on or after December 15, 2014 at the redemption prices specified in this prospectus under “Description of Notes—Optional Redemption.” In addition, at any time prior to December 15, 2013, we may redeem up to 35% of the exchange notes with the proceeds of one or more equity offerings at the redemption price set forth in this prospectus.

In each case, we must also pay accrued and unpaid interest, if any, to the redemption date.

Mandatory Repurchase Offers

If we or our restricted subsidiaries engage in certain asset sales under certain circumstances and do not use the proceeds for certain specified purposes, we must use all or a portion of such proceeds to offer to repurchase the exchange notes at 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

Additionally, if we experience specific types of changes of control, we must offer to repurchase the exchange notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of holders of exchange notes on the relevant record date to receive interest due on the relevant payment date.

See “Description of Notes—Repurchase at the Option of Holders.”

Certain Covenants	The indenture governing the notes contains various covenants that will limit our ability and the ability of our subsidiaries to, among other things: • incur additional debt;

•       incur certain liens;

•       pay dividends and make other distributions;

•       make certain investments;

•       repurchase our stock;

•       enter into transactions with affiliates;

•       merge or consolidate;

•       enter into agreements that restrict the ability of our subsidiaries to make dividends or other payments to us; and

•       transfer or sell assets.

These covenants are subject to important exceptions and qualifications. See “Description of Notes—Certain Covenants.”

Certain of these covenants will be suspended if the exchange notes are assigned an investment grade rating by Standard & Poor’s Rating Services and Moody’s Investors Service, Inc. and no default has occurred and is continuing. If either rating on the exchange notes should subsequently decline to below investment grade, the suspended covenants will be reinstated.

No Prior Market; No Listing	The exchange notes will be a new class of security and there is currently no established trading market for the exchange notes. We do not intend to list the exchange notes on any securities exchange or apply to have the exchange notes quoted on any quotation system. As a result, a liquid market for the exchange notes may not be available if you wish to sell your exchange notes. See “Plan of Distribution.”

Risk Factors	You should consider carefully all of the information contained or incorporated by reference in this prospectus prior to exchanging your outstanding notes. In particular, we urge you to consider carefully the risks described in “Risk Factors” beginning on page 11.

Summary Consolidated Financial Data

The following table presents summary consolidated financial data. The balance sheet data as of September 27, 2008, September 26, 2009 and December 26, 2010, the income statement data for each of the three fiscal years ended September 27, 2008, September 26, 2009 and December 26, 2010, and the income statement date for the three month period ended December 27, 2009, are derived from our audited consolidated financial statements and related notes included in our 2010 Form 10-K. The summary financial data for the fiscal years ended September 29, 2007 and September 30, 2006 have been derived from our historical consolidated financial statements that are not included in our 2010 Form 10-K. The income statement data for the six months ended June 26, 2010 and June 26, 2011, and the balance sheet data as of June 26, 2010 and June 26, 2011, have been derived from our unaudited consolidated financial statements contained or incorporated by reference in this prospectus. In the opinion of our management, our unaudited consolidated financial data have been prepared on the same basis as the audited consolidated financial statements and contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for the relevant periods.

Upon our emergence from bankruptcy, we changed our fiscal year end from the Saturday nearest September 30 of each year to the last Sunday in December of each year. The change was effective with our 2010 fiscal year, which began on September 27, 2009 and ended on December 26, 2010, and resulted in an approximate three-month transition period that began on September 27, 2009 and ended on December 27, 2009. Historical results should not be taken as necessarily indicative of the results that may be expected for any future period. Historical results for the interim periods are not necessarily indicative of the operating results for the entire year. You should read this consolidated financial data in conjunction with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Results of Operations and Financial Condition”, including in our 2010 Form 10-K, contained or incorporated by reference in this prospectus.

	Fiscal Year Ended					Three Months Ended December 27, 2009	Six Months Ended June 26, 2011	Six Months Ended June 27, 2010
	December 26, 2010	September 26, 2009	September 27, 2008	September 29, 2007	September 30, 2006
				(In thousands)			(unaudited)	(unaudited)
Income Statement Data:
Net sales	$6,881,629	$7,088,055	$8,518,757	$7,498,612	$5,152,729	$1,602,734	$3,815,166	$3,350,486
Cost of sales	6,416,318	6,764,788	8,738,126	6,905,882	4,855,646	1,531,104	3,914,504	3,165,976
Operational restructuring charges	4,318	12,464	27,990	—	—	2,877	—	—

Gross profit	460,993	310,803	(247,359)	592,730	297,083	68,753	(99,338)	184,510
Selling, general and administrative expenses	209,544	241,489	292,735	355,539	285,978	62,523	106,144	112,319
Goodwill impairment	—	—	501,446	—	—	—	—	—
Administrative restructuring charges	66,022	1,987	16,156	—	—	(1,359)	—	52,701

Operating income (loss)	185,427	67,327	(1,057,696)	237,191	11,105	7,589	(205,482)	19,490
Interest expense, net(a)	101,748	157,543	131,627	118,542	38,965	44,193	53,945	53,361
Loss on early extinguishment of debt	11,726	—	—	26,463	—	—	—	—
Miscellaneous expense (income), net	(13,076)	(3,642)	(3,414)	(6,740)	(1,797)	(884)	(5,198)	(6,829)
Reorganization items, net	18,541	87,275	—	—	—	32,726	—	18,541
Income tax expense (benefit)	(23,838)	(21,586)	(194,921)	47,319	1,573	(102,371)	(6,402)	(34,807)

Income (loss) from continuing operations	90,326	(152,263)	(990,988)	51,607	(27,636)	33,925	(247,827)	(10,776)
Income (loss) from discontinued operations	—	599	(6,409)	(4,499)	(6,033)	—	—	—

Net income (loss)	90,326	(151,664)	(997,397)	47,108	(34,232)	33,925	(247,827)	(10,776)

Net income attributable to noncontrolling interests	3,185	(82)	1,184	91	563	312	1,074	1,853

Net income (loss) attribution to Pilgrim’s Pride Corporation	$87,141	$(151,582)	$(998,581)	$47,017	$(34,232)	$33,613	$(248,901)	$(12,629)

Ratio of earnings (loss) to fixed charges(b)	1.49x	(b )	(b )	1.63x	(b )	(b )	(b )	(b )

	As of					As of June 26, 2011	As of June 27, 2010
	December 26, 2010	September 26, 2009	September 27, 2008	September 29, 2007	September 30, 2006
	(In thousands)					(unaudited)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$106,077	$220,029	$61,553	$66,168	$156,404	$34,564	$36,483
Working capital	971,830	858,030	(1,262,242)	395,858	528,837	928,691	654,062
Total assets	3,218,898	3,060,504	3,298,709	3,774,236	2,426,868	3,163,202	2,927,240
Total debt, including current maturities	1,339,304	2,045,094	1,941,983	1,321,430	565,198	1,513,887	1,230,783
Total stockholders’ equity	1,072,663	150,920	351,741	1,172,221	1,117,328	827,697	985,157

(a)	Interest expense, net, consists of interest expense less interest income.
(b)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and extraordinary items plus fixed charges (excluding capitalized interest). Fixed charges consist of interest (including capitalized interest) on all indebtedness, amortization of capitalized financing costs and that portion of rental expense that we believe to be representative of interest. Earnings were inadequate to cover fixed charges by $255.9 million, $45.4 million, $69.5 million, $176.5 million, $1,191.2 million and $30.4 million for the six months ended June 26, 2011, six months ended June 27, 2010, three months ended December 27, 2009, and the fiscal years 2009, 2008, and 2006, respectively.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained and incorporated by reference in this prospectus before deciding to tender your outstanding notes in the exchange offer. Any of these risks could materially and adversely affect our business, financial condition, operating results or cash flow; however, these risks are not our only risks. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial also may also impair or materially and adversely affect our business, financial condition, results of operations or cash flow. In such a case, the trading price of the exchange notes could decline or we may not be able to make payments of interest and principal on the exchange notes, and you may lose all or part of your original investment.

Risks Relating to the Exchange Offer

There may be adverse consequences if you do not exchange your outstanding notes.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to restrictions on transfer of your outstanding notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “Prospectus Summary — The Exchange Offer” and “The Exchange Offer” for information about how to tender your outstanding notes.

The tender of outstanding notes under the exchange offer will reduce the outstanding amount of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the outstanding notes due to a reduction in liquidity.

Your ability to transfer the exchange notes may be limited if there is no active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

We are offering the exchange notes to the holders of the outstanding notes. We do not intend to list the notes on any securities exchange. There is currently no established market for the exchange notes, and we cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. If such markets were to exist, the exchange notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates, the market for similar notes, our financial and operating performance and other factors. Certain financial institutions have informed us that they intend to make a market in the notes after the exchange offer is completed. However, these financial institutions may cease their market-making efforts at any time without notice. We cannot assure you that an active market for the exchange notes will develop or, if developed, that it will continue. If no active trading market develops, you may not be able to resell the notes at their fair market value or at all.

Certain persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the exchange notes issued pursuant to our exchange offer in exchange for the outstanding notes may be offered for resale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. We cannot guarantee that the SEC would make a similar decision about our exchange offer. If our belief is wrong, or if you cannot truthfully make the representations mentioned above, and you transfer any exchange note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. Additionally, in some instances described in this prospectus under “Plan of Distribution,” certain holders of exchange notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the exchange notes. If such a holder transfers any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, this liability.

Risks Relating to Our Business

Industry cyclicality can affect our earnings, especially due to fluctuations in commodity prices of feed ingredients and chicken.

Profitability in the chicken industry is materially affected by the commodity prices of feed ingredients and chicken, which are determined by supply and demand factors. As a result, the chicken industry is subject to cyclical earnings fluctuations.

The production of feed ingredients is positively or negatively affected primarily by the global level of supply inventories and demand for feed ingredients, the agricultural policies of the United States and foreign governments and weather patterns throughout the world. In particular, weather patterns often change agricultural conditions in an unpredictable manner. A significant change in weather patterns could affect supplies of feed ingredients, as well as both the industry’s and our ability to obtain feed ingredients, grow chickens or deliver products.

The cost of corn and soybean meal, our primary feed ingredients, increased significantly from August 2006 to July 2008. Market prices for feed ingredients decreased throughout 2009 and the first six months of 2010, but rose significantly again since the third quarter of 2010. There can be no assurance that the price of corn or soybean meal will not continue to rise as a result of, among other things, increasing demand for these products around the world and alternative uses of these products, such as ethanol and biodiesel production.

High feed ingredient prices have had, and may continue to have, a material adverse effect on our operating results, which has resulted in, and may continue to result in, additional non-cash expenses due to impairment of the carrying amounts of certain of our assets. We periodically seek, to the extent available, to enter into advance purchase commitments or financial derivative contracts for the purchase of feed ingredients in an effort to manage our feed ingredient costs. The use of these instruments may not be successful.

Outbreaks of livestock diseases in general and poultry diseases in particular, including avian influenza, can significantly affect our ability to conduct our operations and demand for our products.

We take precautions designed to ensure that our flocks are healthy and that our processing plants and other facilities operate in a sanitary and environmentally-sound manner. However, events beyond our control, such as the outbreaks of disease, either in our own flocks or elsewhere, could significantly affect demand for our products or our ability to conduct our operations. Furthermore, an outbreak of disease could result in governmental restrictions on the import and export of our fresh chicken or other products to or from our suppliers, facilities or customers, or require us to destroy one or more of our flocks. This could also result in the cancellation of orders by our customers and create adverse publicity that may have a material adverse effect on our ability to market our products successfully and on our business, reputation and prospects.

During the first half of 2006, there was substantial publicity regarding a highly pathogenic strain of avian influenza, known as H5N1, which has been affecting Asia since 2002 and which has also been found in Europe and Africa. It is widely believed that H5N1 is being spread by migratory birds, such as ducks and geese. There have also been some cases where H5N1 is believed to have passed from birds to humans as humans came into contact with live birds that were infected with the disease.

Although highly pathogenic H5N1 has not been identified in North America, there have been outbreaks of low pathogenic strains of avian influenza in North America, and in Mexico outbreaks of both high and low-pathogenic strains of avian influenza are a fairly common occurrence. Historically, the outbreaks of low pathogenic avian influenza have not generated the same level of concern, or received the same level of publicity or been accompanied by the same reduction in demand for poultry products in certain countries as that associated with the highly pathogenic H5N1 strain. Accordingly, even if the highly pathogenic H5N1 strain does not spread to North or Central America, there can be no assurance that it will not materially adversely affect demand for North or Central American produced poultry internationally and/or domestically, and, if it were to spread to North or Central America, there can be no assurance that it would not significantly affect our ability to conduct our operations and/or demand for our products, in each case in a manner having a material adverse effect on our business, reputation and/or prospects.

If our poultry products become contaminated, we may be subject to product liability claims and product recalls.

Poultry products may be subject to contamination by disease-producing organisms, or pathogens, such as Listeria monocytogenes, Salmonella and generic E.coli. These pathogens are generally found in the environment, and, as a result, there is a risk that they, as a result of food processing, could be present in our processed poultry products. These pathogens can also be introduced as a result of improper handling at the further processing, foodservice or consumer level. These risks may be controlled, although not eliminated, by adherence to good manufacturing practices and finished product testing. We have little, if any, control over proper handling once the product has been shipped. Illness and death may result if the pathogens are not eliminated at the further processing, foodservice or consumer level. Even an inadvertent shipment of contaminated products is a violation of law and may lead to increased risk of exposure to product liability claims, product recalls and increased scrutiny by federal and state regulatory agencies and may have a material adverse effect on our business, reputation and prospects.

Product liability claims or product recalls can adversely affect our business reputation, expose us to increased scrutiny by federal and state regulators and may not be fully covered by insurance.

The packaging, marketing and distribution of food products entail an inherent risk of product liability and product recall and the resultant adverse publicity. We may be subject to significant liability if the consumption of any of our products causes injury, illness or death. We could be required to recall certain of our products in the event of contamination or damage to the products. In addition to the risks of product liability or product recall due to deficiencies caused by our production or processing operations, we may encounter the same risks if any third party tampers with our products. We cannot assure you that we will not be required to perform product recalls, or that product liability claims will not be asserted against us, in the future. Any claims that may be made may create adverse publicity that would have a material adverse effect on our ability to market our products successfully or on our business, reputation, prospects, financial condition and results of operations.

If our poultry products become contaminated, we may be subject to product liability claims and product recalls. There can be no assurance that any litigation or reputational injury associated with product recalls will not have a material adverse effect on our ability to market our products successfully or on our business, reputation, prospects, financial condition and results of operations.

We currently maintain insurance with respect to certain of these risks, including product liability insurance, property insurance, workers compensation insurance, business interruption insurance and general liability insurance, but in many cases such insurance is expensive, difficult to obtain and no assurance can be given that such insurance can be maintained in the future on acceptable terms, or in sufficient amounts to protect us against losses due to any such events, or at all. Moreover, even though our insurance coverage may be designed to protect us from losses attributable to certain events, it may not adequately protect us from liability and expenses we incur in connection with such events. Additionally, in the past, two of our insurers encountered financial difficulties and were unable to fulfill their obligations under the insurance policies as anticipated and, separately, two of our other insurers contested coverage with respect to claims covered under policies purchased, forcing us to litigate the issue of coverage before we were able to collect under these policies.

Competition in the chicken industry with other vertically integrated poultry companies may make us unable to compete successfully in these industries, which could adversely affect our business.

The chicken industry is highly competitive. In both the United States and Mexico, we primarily compete with other vertically integrated chicken companies.

In general, the competitive factors in the US chicken industry include:

•	price;

•	product quality;

•	product development;

•	brand identification;

•	breadth of product line; and

•	customer service.

Competitive factors vary by major market. In the foodservice market, competition is based on consistent quality, product development, service and price. In the US retail market, we believe that competition is based on product quality, brand awareness, customer service and price. Further, there is some competition with non-vertically integrated further processors in the prepared chicken business. In addition, the bankruptcy proceedings and the associated risks and uncertainties may be used by competitors in an attempt to divert existing customers or may discourage future customers from purchasing products under long-term arrangements.

In Mexico, where product differentiation has traditionally been limited, we believe product quality and price have been the most critical competitive factors. As a result of the January 2008 elimination of a tariff with regard to the import of chicken leg quarters into Mexico, greater amounts of chicken have been imported into Mexico from the US. Industry exports of ready-to-cook chicken into Mexico have increased to 816 million pounds, or 12.0% of all US ready-to-cook chicken exports, in calendar year 2009 from 522 million pounds, or 10.0% of all US ready-to-cook chicken exports, in calendar year 2005. These trends, should they continue to increase, could negatively affect the profitability of Mexican chicken producers located in the northern states of Mexico. While we believe the impact on producers, such as us, located in the central states of Mexico should be much less pronounced, we can provide no assurances that the elimination of this tariff or future changes in trade protection measures will not materially and adversely affect our Mexico operations.

The loss of one or more of our largest customers could adversely affect our business.

Our two largest customers accounted for approximately 17.6% of our net sales in 2010, and our largest customer, Wal-Mart Stores Inc., accounted for 11.3% of our net sales in 2010. Our business could suffer significant setbacks in revenues and operating income if we lost one or more of our largest customers, or if our customers’ plans and/or markets should change significantly.

Our foreign operations pose special risks to our business and operations.

We have significant operations and assets located in Mexico and may participate in or acquire operations and assets in other foreign countries in the future. Foreign operations are subject to a number of special risks, including among others:

•	currency exchange rate fluctuations;

•	trade barriers;

•	exchange controls;

•	expropriation; and

•	changes in laws and policies, including tax laws and laws governing foreign-owned operations.

Currency exchange rate fluctuations have adversely affected us in the past. Exchange rate fluctuations or one or more other risks may have a material adverse effect on our business or operations in the future.

Our operations in Mexico are conducted through subsidiaries organized under the laws of Mexico. We may rely in part on intercompany loans and distributions from our subsidiaries to meet our obligations. Claims of creditors of our subsidiaries, including trade creditors, will generally have priority as to the assets of our subsidiaries over our claims. Additionally, the ability of our Mexican subsidiaries to make payments and distributions to us will be subject to, among other things, Mexican law. In the past, these laws have not had a material adverse effect on the ability of our Mexican subsidiaries to make these payments and distributions. However, laws such as these may have a material adverse effect on the ability of our Mexican subsidiaries to make these payments and distributions in the future.

Disruptions in international markets and distribution channels could adversely affect our business.

Historically, we have targeted international markets to generate additional demand for our products. In particular, given US customers’ general preference for white meat, we have targeted international markets for the sale of dark chicken meat, specifically leg quarters, which are a natural by-product of our US operations’ concentration on prepared chicken products. As part of this initiative, we have created a significant international distribution network into several markets in Mexico, Eastern Europe (including Russia), and the Far East (including China). Our success in these markets may be, and our success in recent periods has been, adversely affected by disruptions in chicken export markets. For example, China has imposed anti-dumping and countervailing duties on the US chicken producers. Until these duties are modified or eliminated, the duty rates can be expected to deter Chinese importers from purchases of US-origin chicken products, including our chicken products, and can be expected to diminish the volume of such purchases. In addition, Russia effectively banned US poultry imports shipped after January 1, 2010 because of a chlorine treatment procedure required by US Department of Agriculture regulations. While Russia did allow US poultry imports to resume and we began exporting products to Russia again in September 2010, there can be no assurances that new disruptions will not arise. For example, Russia has indicated that it will develop its own internal poultry production and has set an import quota of 350,000 metric tons of poultry for 2011. A significant risk is disruption due to import restrictions and tariffs, other trade protection measures, and import or export licensing requirements. In addition, disruptions may be caused by outbreaks of disease such as avian influenza, either in our flocks or elsewhere in the world, and resulting changes in consumer preferences. For example, the occurrence of avian influenza in Eastern Europe in October 2005 affected demand for poultry in Europe. On February 7, 2011, Mexico, the top foreign buyer of US chicken in calendar year 2010, announced that it would investigate US producers over dumping complaints lodged by Mexican chicken processors. Mexican chicken processors allege US producers sold chicken legs and thighs on the Mexican market below their cost of production in 2010. One or more of these or other disruptions in the international markets and distribution channels could adversely affect our business.

Regulation, present and future, is a constant factor affecting our business.

Our operations will continue to be subject to federal, state and local governmental regulation, including in the health, safety and environmental areas. We anticipate increased regulation by various agencies concerning food safety, the use of medication in feed formulations and the disposal of chicken by-products and wastewater discharges.

Also, changes in laws or regulations or the application thereof may lead to government enforcement actions and the resulting litigation by private litigants. We are aware of an industry-wide investigation by the Wage and Hour Division of the US Department of Labor to ascertain compliance with various wage and hour issues, including the compensation of employees for the time spent on such activities such as donning and doffing work equipment. We have been named a defendant in a number of related suits brought by employees. Due, in part, to the government investigation and the recent US Supreme Court decision in IBP, Inc. v. Alvarez, it is possible that we may be subject to additional employee claims.

Further, in June 2010, the USDA’s Grain Inspection, Packers and Stockyards Administration, or GIPSA, proposed new regulations under the Packers and Stockyards Act, or PSA, that would apply to all stages of a live poultry dealer’s poultry grow-out, including the pullet, breeder and broiler stages. The new regulations, if adopted as proposed, would likely have a significant impact on the relationship between integrated poultry processors, like us, and their independent growers. Among other things, the proposed regulations would substantially limit our and our independent contract growers’ freedom of contract, and affect the way we pay our independent contract growers. Many of the proposed new regulations are, in our view, unclear, vague and would likely require litigation to determine their scope and impact. Such litigation could be costly to our industry and us.

GIPSA has also proposed a regulation designed to overturn judicial precedent from several federal Circuit Courts of Appeal and eliminate the requirement that GIPSA or live poultry producers demonstrate competitive harm to prove violations of PSA sections that limit unfair, unjustly discriminatory or deceptive practices and undue or unreasonable preferences or advantages in live poultry purchasing practices. If adopted as proposed, the new regulations could lead to government enforcement actions and private litigation against integrated poultry producers that could have a material adverse effect on our operations and financial and operating results.

In addition, unknown matters, new laws and regulations, or stricter interpretations of existing laws or regulations may also materially affect our business or operations in the future.

New immigration legislation or increased enforcement efforts in connection with existing immigration legislation could cause the costs of doing business to increase, cause us to change the way we conduct our business or otherwise disrupt our operations.

Immigration reform continues to attract significant attention in the public arena and the US Congress. If new federal immigration legislation is enacted or if states in which we do business enact immigration laws, such laws may contain provisions that could make it more difficult or costly for us to hire US citizens and/or legal immigrant workers. In such case, we may incur additional costs to run our business or may have to change the way we conduct our operations, either of which could have a material adverse effect on our business, operating results and financial condition. Also, despite our past and continuing efforts to hire only US citizens and/or persons legally authorized to work in the US, we may be unable to ensure that all of their employees are US citizens and/or persons legally authorized to work in the US. For example, US Immigration and Customs Enforcement has investigated identity theft within our workforce. With our cooperation, during 2008 US Immigration and Customs Enforcement arrested approximately 300 employees believed to have engaged in identity theft at five of our facilities. No assurances can be given that further enforcement efforts by governmental authorities will not disrupt a portion of our workforce or operations at one or more facilities, thereby negatively impacting our business. Also, no assurance can be given that further enforcement efforts by governmental authorities will not result in the assessment of fines that could adversely affect our financial position, operating results or cash flows.

Loss of essential employees could have a significant negative impact on our business.

Our success is largely dependent on the skills, experience, and efforts of our management and other employees. The loss of the services of one or more members of our senior management or of numerous employees with essential skills could have a negative effect on our business, financial condition and results of operations. If we are not able to retain or attract talented, committed individuals to fill vacant positions when needs arise, it may adversely affect our ability to achieve our business objectives.

Our performance depends on favorable labor relations with our employees and our compliance with labor laws. Any deterioration of those relations or increase in labor costs due to our compliance with labor laws could adversely affect our business.

As of December 26, 2010, we employed approximately 37,100 persons in the US and approximately 5,200 persons in Mexico. Approximately 29% of US employees and 57% of Mexico employees are members of collective bargaining units. We have not experienced any work stoppage at any location in over six years. We believe our relations with our employees are satisfactory. At any given time, we will be in some stage of contract negotiation with various collective bargaining units. The Company is currently in negotiation with union locals in four locations, and there is no assurance that agreement will be reached, or if reached, on terms that are favorable to the Company. In the absence of an agreement, we may become subject to a strike, a work stoppage or other labor action at any of these locations.

While we believe our relations with our employees are satisfactory, at any given time, we will be in some stage of contract negotiation with various collective bargaining units. We plan to negotiate new collective bargaining agreements covering approximately 5,200 employees in the US to replace existing collective bargaining agreements that expired in 2010 or will expire in 2011.

Extreme weather or natural disasters could negatively impact our business.

Extreme weather or natural disasters, including droughts, floods, excessive cold or heat, hurricanes or other storms, could impair the health or growth of our flocks, production or availability of feed ingredients, or interfere with our operations due to power outages, fuel shortages, damage to our production and processing facilities or disruption of transportation channels, among other things. Any of these factors could have an adverse effect on our financial results.

We may face significant costs for compliance with existing or changing environmental requirements and for potential environmental obligations relating to current or discontinued operations.

Compliance with existing or changing environmental requirements, including more stringent limitations imposed or expected in recently-renewed or soon-to be renewed environmental permits, will require capital expenditures for installation of new or upgraded pollution control equipment at some of our facilities. In addition, a number of our facilities, that have been operating below capacity due to economic conditions or where upgrades have been delayed or deferred, will require capital expenditures before production can be restored to pre-bankruptcy levels in compliance with environmental requirements.

In the past, we have acquired businesses with operations such as pesticide and fertilizer production that involved greater use of hazardous materials and generation of more hazardous wastes than our current operations. While many of those operations have been sold or closed, some environmental laws impose strict and, in certain circumstances, joint and several liability for costs of investigation and remediation of contaminated sites on current and former owners and operators of the sites, and on persons who arranged for disposal of wastes at such sites. In addition, current owners or operators of such contaminated sites may seek to recover cleanup costs from us based on past operations or contractual indemnifications.

New environmental requirements, stricter interpretations of existing environmental requirements, or obligations related to the investigation or clean-up of contaminated sites, may materially affect our business or operations in the future.

JBS USA holds a majority of our common stock and has the ability to control the vote on most matters brought before the holders of our common stock.

JBS USA holds a majority of the shares and voting power of our common stock and is entitled to appoint a majority of the members of our board of directors. As a result, JBS USA will, subject to restrictions on its voting power and actions in a stockholders agreement between us and JBS USA and our organization documents, have the ability to control our management, policies and financing decisions, elect a majority of the members of our board of directors at the annual meeting and control the vote on most matters coming before the holders of our common stock.

We may not be able to fully achieve the anticipated synergy gains from the integration of our business with JBS USA.

While we have been able to realize substantial benefits through synergies since the JBS USA acquisition, we may not be able to fully achieve all of the anticipated synergistic gains of the JBS USA acquisition within the time frames expected. The combined company’s ability to fully realize the anticipated benefits of the acquisition depends, to a large extent, on our ability to continue to integrate our business with JBS USA. The combination of two independent companies has been, and will continue to be a complex, costly and time-consuming process. As a result, the combined company has been, and will continue to be required to devote significant management attention and resources to integrating the business practices and operations of JBS USA and us. In addition, the on-going integration of the two companies could result in unanticipated problems, expenses, liabilities, competitive responses, loss of customer and supplier relationships, and diversion of management’s attention. As a result, we cannot make any affirmative guarantees that the full benefits of the transaction, including the synergies, cost savings or sales or growth opportunities that we expect, will be fully realized within the anticipated time frame.

Our operations are subject to general risks of litigation.

We are involved on an on-going basis in litigation with our independent contract growers or arising in the ordinary course of business or otherwise. Trends in litigation may include class actions involving consumers, shareholders, employees or injured persons, and claims relating to commercial, labor, employment, antitrust, securities or environmental matters. Litigation trends and the outcome of litigation cannot be predicted with certainty and adverse litigation trends and outcomes could adversely affect our financial results.

We depend on contract growers and independent producers to supply us with livestock.

We contract primarily with independent contract growers to raise the live chickens processed in our poultry operations. If we do not attract and maintain contracts with growers or maintain marketing and purchasing relationships with independent producers, our production operations could be negatively affected.

A material acquisition, joint venture or other significant initiative could affect our operations and financial condition.

We periodically evaluate potential acquisitions, joint ventures and other initiatives, and we may seek to expand our business through the acquisition of companies, processing plants, technologies, products and services. These potential transactions may involve a number of risks, including:

•	failure to realize the anticipated benefits of the transaction;

•	difficulty integrating acquired businesses, technologies, operations and personnel with our existing business;

•	diversion of management attention in connection with negotiating transactions and integrating the businesses acquired;

•	exposure to unforeseen or undisclosed liabilities of acquired companies; and

•	the need to obtain additional debt or equity financing for any transaction.

We may not be able to address these risks and successfully develop these acquired companies or businesses into profitable units. If we are unable to do this, such expansion could adversely affect our financial results.

Changes in consumer preference could negatively impact our business.

The food industry in general is subject to changing consumer trends, demands and preferences. Trends within the food industry change often, and failure to identify and react to changes in these trends could lead to, among other things, reduced demand and price reductions for our products, and could have an adverse effect on our financial results.

The consolidation of customers could negatively impact our business.

Our customers, such as supermarkets, warehouse clubs and food distributors, have consolidated in recent years, and consolidation is expected to continue throughout the US and in other major markets. These consolidations have produced large, sophisticated customers with increased buying power who are more capable of operating with reduced inventories, opposing price increases, and demanding lower pricing, increased promotional programs and specifically tailored products. These customers also may use shelf space currently used for our products for their own private label products. Because of these trends, our volume growth could slow or we may need to lower prices or increase promotional spending for our products, any of which would adversely affect our financial results.

Risks Relating to the Notes

The following risks apply to the outstanding notes and will apply equally to the exchange notes.

Your right to receive payments on these notes is effectively subordinated to the rights of our existing and future secured creditors. Further, the guarantees of these notes will be effectively subordinated to all of the guarantors’ existing and future secured indebtedness.

Holders of our existing or future secured indebtedness and holders of existing or any future secured indebtedness of the guarantors will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. The notes will be effectively subordinated to all of that secured indebtedness, including indebtedness under our exit credit facility. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have a prior claim to those assets that constitute their collateral. Holders of the notes will participate in the distribution or payment of our remaining assets ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

The notes and the note guarantees will be structurally subordinated to indebtedness and other liabilities of our non-guarantor subsidiaries.

Not all of our subsidiaries will guarantee the notes, including our subsidiaries that conduct our Mexico operations. The notes and the note guarantees will be structurally subordinated to the indebtedness and other liabilities of our non-guarantor subsidiaries, and noteholders will not have any claim as a creditor against any such non-guarantor subsidiary. In addition, subject to certain limitations, the indenture governing the notes and the credit agreement governing our exit credit facility permit our non-guarantor subsidiaries to incur additional indebtedness.

Our Mexican subsidiaries held identifiable assets of approximately $406.5 million as of June 26, 2011. None of our other non-guarantor subsidiaries have significant assets (other than equity interests in certain of our other subsidiaries) or operations.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our exit credit facility or otherwise in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our exit credit facility and these notes, on commercially reasonable terms or at all.

The credit agreement governing our exit credit facility includes certain financial covenant requirements, including the maintenance of ratios relating to our leverage and our interest coverage. If we do not meet these requirements, an event of default occurs under our existing credit facility. Accordingly, the existence of outstanding borrowings or a default or event of default under our existing credit facility could adversely affect our ability to have sufficient cash to pay our obligations, including these notes.

We and our subsidiaries may be able to incur substantial additional debt. This could further increase the risks associated with our current debt levels.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes do not fully prohibit us or our subsidiaries from doing so. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify and our ability to satisfy our obligations with respect to the notes could be adversely affected.

Our indebtedness could adversely affect our ability to operate our business and prevent us from fulfilling our obligations under the notes.

On June 26, 2011, we had total indebtedness of $1,513.9 million, excluding letters of credit outstanding under our exit credit facility aggregating $40.2 million. We also had the ability to borrow approximately $326.6 million under our credit facilities on June 26, 2011.

Our indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes and our exit credit facility;

•	limit our ability to obtain additional financing to fund our working capital, capital expenditures, debt service requirements or for other purposes;

•	limit our ability to use operating cash flow in other areas of our business because we must dedicate a portion of these funds to service debt;

•	limit our ability to compete with other companies who are not as highly leveraged;

•	limit our ability to react to changing market conditions in our industry and in our customers’ industries and to economic downturns; and

•	Limit our ability to pursue acquisitions and sell assets.

Our ability to make payments on and to refinance our debt, including the exit credit facility, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to various business factors (including, among others, the commodity prices of feed ingredients and chicken) and general economic, financial, competitive, legislative, regulatory, and other factors that are beyond our control. We may need to refinance all or a portion of our debt on or before maturity. There can be no assurance that we will be able to refinance any of our debt on commercially reasonable terms or at all.

Our debt agreements contain operating and financial restrictions that might constrain our business and financing activities.

The restrictive covenants in the indenture governing the notes, the credit agreement governing our exit credit facility and any future financing agreements, could adversely affect our ability to finance future operations or capital needs or to engage, expand or pursue our business activities. For example, the indenture governing the notes and the credit agreement governing our existing credit facility contain financial and other restrictive covenants that will limit our ability, and the ability of certain of our subsidiaries, to, among other things:

•	pay dividends or make other distributions;

•	purchase equity interests or redeem subordinated indebtedness early;

•	make certain investments or capital expenditures;

•	create or incur additional indebtedness; and

•	create or incur certain liens; and

•	sell assets or merge or consolidate with another company or engage in change of control transactions.

In addition, the exit credit facility will require us and certain of our subsidiaries to maintain certain financial ratios and meet certain tests, including senior secured leverage and interest coverage ratios. Covenants in the exit credit facility also require us to use a portion of our cash flow and the proceeds we receive from specified asset sales, debt or equity issuances and certain other events to repay outstanding borrowings under the exit credit facility. These covenants may have important consequences on our operations, including, without limitation, restricting our ability to obtain additional financing and potentially limiting their ability to adjust to rapidly changing market conditions.

Any default under our existing credit facility or indenture could adversely affect our business and our financial condition and results of operations, and would impact our ability to obtain financing in the future. If we fail to satisfy the covenants set forth in our exit credit facility or another event of default occurs thereunder, the maturity of the loan could be accelerated or we could be prohibited from borrowing for our future working capital needs and issuing letters of credit. An event of default may also allow the creditors to accelerate any other debt to which a cross-acceleration or cross-default provision applies. We might not have, or be able to obtain, sufficient funds to make these immediate payments. Should we desire to undertake a transaction that is prohibited by the covenants in the indenture governing the notes or credit agreement governing our exit credit facility, we will need to obtain consent under the indenture and our existing credit facility. Such refinancing may not be possible or may not be available on commercially acceptable terms, or at all. In addition, our obligations under our exit credit facility are secured by substantially all of our assets, including our inventory, receivables and pledged cash assets. If we are unable to repay our indebtedness under our exit credit facility when due, the lenders could seek to foreclose on these assets. Any of these outcomes could have a material adverse effect on our business, financial condition and results of operations.

Applicable law allows courts, under specific circumstances, to limit or void guarantees and require holders of the notes to return payments received from guarantors.

Our creditors and the creditors of the guarantors could challenge guarantees as fraudulent transfers or on other grounds. Under US federal bankruptcy laws and comparable provisions of US state fraudulent transfer laws, a guarantee by the applicable guarantor could be voided or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	Either:

•	intended to hinder, defraud or delay present or future creditors; or

•	received less than the reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	Either:

•	was insolvent or rendered insolvent by reason of such incurrence; or

•

was engaged in a business or transaction, or was about to engage in a business or transaction, for which the guarantor’s remaining assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debt beyond its ability to pay such debt as it matured.

A US court likely would find that a guarantor did not receive equivalent value or fair consideration for its guarantee of the notes unless it benefited directly or indirectly from the issuance of the notes. If a court voided a guarantee by one or more of our subsidiaries, or held it unenforceable for any reason, holders of the notes would cease to have a claim against that subsidiary based upon the guarantee and would solely be creditors of us and any guarantor whose guarantee was not voided or held unenforceable.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, under US laws a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot assure you what standard a court would apply in making these determinations or, regardless of the standard, whether or not a court would limit or void any of the guarantees of the notes.

Any future note guarantees provided after the notes are issued could also be avoided by a trustee in bankruptcy.

The indenture governing the notes provides that certain of our future subsidiaries will guarantee the notes. Any future note guarantee for the benefit of the noteholders might be avoidable by the grantor (as debtor-in-possession) or by its trustee in bankruptcy or other third parties if certain events or circumstances exist or occur. For instance, if the entity granting the future note guarantee were insolvent at the time of the grant and if such grant was made within 90 days, or in certain circumstances, a longer period, before that entity commenced a bankruptcy proceeding, and the granting of the future note guarantee enabled the noteholders to receive more than they would if the grantor were liquidated under chapter 7 of the US Bankruptcy Code, then such note guarantee could be avoided as a preferential transfer.

We may not be able to fulfill our repurchase obligations with respect to the notes upon a change of control or an asset sale.

If we experience certain change of control events, we are required by the indenture governing the notes to offer to repurchase all outstanding notes at a repurchase price equal to 101% of the principal amount of notes repurchased, plus accrued and unpaid interest to the applicable repurchase date. In addition, under certain circumstances, if we sell assets and fail to apply the net proceeds therefrom as provided in the indenture, we must offer to repurchase the notes at a repurchase price equal to 100% of the principal amount of the notes repurchased, plus accrued and unpaid interest to the applicable repurchase date. The terms of our exit credit facility provide, and the instruments governing our future indebtedness may also provide, that certain change of control events or asset sales will constitute events of default thereunder. Such defaults could result in amounts outstanding under our exit credit facility and such other indebtedness becoming immediately due and payable.

If a change of control event or an asset sale were to occur, we cannot assure you that we would have sufficient funds to repay any notes that they would be required to offer to purchase or that would become immediately due and payable as a result of such change of control event or asset sale. We may require additional financing from third parties to fund any such repurchases, and we cannot assure you that we would be able to obtain additional financing on satisfactory terms or at all. Our failure to repay noteholders who tender notes for repurchase following a change of control event could result in an event of default under the indenture governing the notes. Any future indebtedness to which we become a party may also prohibit us from purchasing notes. If a change of control event or an asset sale occurs at a time when we are prohibited from purchasing notes, we may have to either seek the consent of the applicable lenders to the purchase of notes or attempt to refinance the borrowings that contain such prohibition. Our failure to obtain such a consent or to refinance such borrowings may preclude us from purchasing tendered notes and trigger an event of default under the indenture governing the notes, which may, in turn, constitute a default under our exit credit facility and any other indebtedness.

Noteholders may not be able to determine when a change of control giving rise to mandatory repurchase rights has occurred following a sale of “substantially all” of our assets and our restricted subsidiaries’ assets.

The definition of change of control in the indenture governing the notes includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our assets and our restricted subsidiaries’ assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a noteholder to require us to repurchase notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and our restricted subsidiaries’ assets to another individual, group or entity may be uncertain.

No active trading market exists for the notes and, if an active trading market for the notes does not develop, you may not be able to resell them.

The notes are securities for which there is currently no public market. We do not intend to file an application to have the notes listed on any securities exchange or included for quotation on any automated dealer quotation system. There is no established public trading market for the notes, and an active trading market may not develop. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things prevailing interest rates, our financial condition and results of operations, the volume of noteholders and the market for similar securities. Certain financial institutions have informed us that they intend to make a market in the notes after the exchange offer is completed. However, these financial institutions may cease their market-making efforts at any time without notice.

Recently, the market for debt securities has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which noteholders may sell their notes.

If a bankruptcy petition were filed by or against us, holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

If a bankruptcy petition were filed by or against us under the US Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the US Bankruptcy Code.

Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the notes, even if sufficient funds are available.

We are permitted to create unrestricted subsidiaries, which will not be subject to any of the covenants in the indenture, and we may not be able to rely on the cash flow or assets of those unrestricted subsidiaries to pay our indebtedness.

Unrestricted subsidiaries will not be subject to the covenants under the indenture governing the notes. Unrestricted subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the notes. Accordingly, we may not be able to rely on the cash flow or assets of unrestricted subsidiaries to pay any of our indebtedness, including the notes.

We may choose to redeem notes when prevailing interest rates are relatively low.

We may choose to redeem the notes from time to time, especially when prevailing interest rates are lower than the rate borne by the notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Our redemption right also may adversely impact your ability to sell your notes as the optional redemption date or period approaches.

An adverse rating of the notes may cause their trading price to fall.

If a rating agency rates the notes, it may assign a rating that is lower than the rating expected by the noteholders. Ratings agencies also may lower ratings on the notes or any of our other debt in the future. If rating agencies assign a lower than-expected rating or reduce, or indicate that they may reduce, their ratings of our debt in the future, the trading price of the notes could significantly decline.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Statements of our intentions, beliefs, expectations or predictions for the future, denoted by the words “anticipate,” “believe,” estimate,” “expect,” “project,” “imply,” “intend,” “foresee” and similar expressions, are forward-looking statements that reflect our current views about future events and are subject to risks, uncertainties and assumptions. Such risks, uncertainties and assumptions include those identified in the “Risk Factors,” section of this prospectus, those identified in the information incorporated by reference into this prospectus, and the following:

•	Matters affecting the chicken industry generally, including fluctuations in the commodity prices of feed ingredients and chicken;

•	Our ability to fully achieve all of the anticipated synergistic gains related to the purchase by JBS USA of a majority of our common stock within the time frames expected;

•	Our ability to obtain and maintain commercially reasonable terms with vendors and service providers;

•	Our ability to maintain contracts that are critical to our operations;

•	Our ability to retain management and other key individuals;

•

Certain of our reorganization and exit or disposal activities, including selling assets, idling facilities, reducing production and reducing workforce, resulted in reduced capacities and sales volumes and may have a disproportionate impact on our income relative to the cost savings;

•	Risk that the amounts of cash from operations together with amounts available under our credit facilities will not be sufficient to fund our operations;

•	Management of our cash resources, particularly in light of our substantial leverage;

•	Restrictions imposed by, and as a result of, our substantial leverage;

•	Additional outbreaks of avian influenza or other diseases, either in our own flocks or elsewhere, affecting our ability to conduct our operations and/or demand for our poultry products;

•	Contamination of our products, which has previously and can in the future lead to product liability claims and product recalls;

•	Exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate;

•	Changes in laws or regulations affecting our operations or the application thereof;

•

New immigration legislation or increased enforcement efforts in connection with existing immigration legislation could cause our costs of doing business to increase, cause us to change the way in which we do business or otherwise disrupt our operations;

•	Competitive factors and pricing pressures or the loss of one or more of our largest customers;

•	Currency exchange rate fluctuations, trade barriers, exchange controls, expropriation, changes in law and policy and other risks associated with foreign operations;

•	Our ability to re-open our idled facilities in the manner and on the time schedule planned due to, among other things, our dependence on commodity prices and economic conditions;

•	Disruptions in international markets and distribution channels;

•	Our ability to maintain favorable labor relations with our employees and our compliance with labor laws;

•	Extreme weather or natural disasters;

•	Costs for compliance with existing or changing environmental requirements and for potential environmental obligations relating to our operations;

•	The impact of uncertainties of litigation; and

•	Other risks described in this prospectus and in our filings with the SEC.

Actual results could differ materially from those projected in forward-looking statements as a result of these factors, among others, many of which are beyond our control.

In making these statements, we are not undertaking, and specifically decline to undertake, any obligation to address or update each or any factor in future filings or communications regarding our business or results, and we are not undertaking to address how any of these factors may have caused changes to information contained in previous filings or communications.

Although we have attempted to list comprehensively these important cautionary risk factors, we must caution investors and others that other factors may in the future prove to be important and affecting our business or results of operations.

MARKET AND INDUSTRY DATA

The references in this prospectus or incorporated herein by reference to market positions or market share are based on information derived from annual reports, trade publications and management estimates, which, in each case, we believe are reliable. Market share data is subject to change, however, and is subject to (1) limits on the availability and reliability of raw data, particularly in the case of market research performed by us, (2) the voluntary nature of the data gathering process and (3) other limitations and uncertainties inherent in any statistical survey of market share. We have not independently verified any of the data from third party sources nor have we ascertained the underlying economic assumptions relied on therein.

TRADEMARKS AND TRADE NAMES

This prospectus includes trademarks which are protected under applicable intellectual property laws and are the property of the issuer or its subsidiaries. This prospectus also contains trademarks, service marks, trade names and copyrights, of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and special interest for failure to observe certain obligations in the registration rights agreement. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

The outstanding notes were sold on December 14, 2010 to qualified institutional buyers (as defined in Rule 144A under the Securities Act) in reliance on Rule 144A, and to persons in offshore transactions in reliance on Regulation S under the Securities Act. We entered into a registration rights agreement with the initial purchasers of the private offering pursuant to which we issued the outstanding notes in which we agreed, under certain circumstances, to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes no later than 270 days after the issue date of the outstanding notes to use commercially reasonable efforts to cause such registration statement to be declared effective under the Securities Act no later than 360 days after the issue date of the outstanding notes and to commence the exchange offer and use all commercially reasonable efforts to issue, on or prior to 30 business days after the effectiveness of such registration statement, the exchange notes. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and special interest for failure to observe certain obligations in the registration rights agreement.

Under the circumstances set forth below, we will use commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes within the time periods specified in the registration rights agreement and keep the statement effective for two years after the effective date of the shelf registration statement, subject to extension under the terms of the registration rights agreement, or such shorter period terminating when there are no Registrable Securities (as defined in the registration rights agreement) outstanding. These circumstances include:

•

if because the exchange offer is not permitted by applicable law or SEC policy, we are not (a) required to file the Exchange Offer Registration Statement (as defined in the registration rights agreement) or (b) permitted to consummate the exchange offer; or

•

if any holder of notes notifies us prior to the 20th business day following the consummation of the exchange offer that (a) it is prohibited by law or SEC policy from participating in the exchange offer, (b) it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales, or (c) it is a broker-dealer and owns outstanding notes acquired directly from us or an affiliate.

Except for certain circumstances specified in the registration rights agreement, if (1) we fail to file a registration statement relating to the exchange offer or a shelf registration statement required by the registration rights agreement on or before the date specified for such filing, (2) a registration statement relating to the exchange offer or a shelf registration statement has not become or been declared effective by the deadlines set forth in the registration rights agreement, (3) the exchange offer has not been consummated by the deadline above, or (4) a registration statement relating to the notes has been declared effective and such registration statement ceases to be effective or usable in connection with resales of Registrable Securities at any time during the applicable registration period (subject to certain exceptions) (each of (1), (2), (3) and (4) above, a “Registration Default”), then special interest shall be assessed as follows:

With respect to the first 90-day period immediately following the occurrence of the first Registration Default, special interest will be paid in an amount equal to 0.25% per annum over the interest rate otherwise provided for under the outstanding notes. The amount of the special interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of special interest for all Registration Defaults of 1% per annum over the interest rate otherwise provided for under the outstanding notes. Following the cure of all Registration Defaults, the accrual of special interest will cease.

If you wish to exchange your outstanding notes for exchange notes in the exchange offer, you will be required to make the following representations:

•	you are not our affiliate within the meaning of Rule 405 of the Securities Act;

•

you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	if you are not a broker-dealer, that you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not our affiliate within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

If you are our affiliate, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•

you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•

in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Our belief that the exchange notes may be offered for resale without compliance with the registration or prospectus delivery provisions of the Securities Act is based on interpretations of the SEC for other exchange offers that the SEC expressed in some of its no-action letters to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about our exchange offer. If our belief is wrong, or if you cannot truthfully make the representations mentioned above, and you transfer any exchange note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. We are not indemnifying you for any such liability.

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange in the exchange offer any outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We will issue exchange notes in principal amount identical to outstanding notes surrendered in the exchange offer.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any special interest upon our failure to fulfill our obligations under the registration rights agreement to complete the exchange offer, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the indenture governing the notes. For a description of the indenture governing the notes, see “Description of the Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

As of the date of this prospectus, $500,000,000 aggregate principal amount of the 7.875% Senior Notes due 2018 are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture governing the notes except we will not have any further obligation to you to provide for the registration of the outstanding notes under the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for us for the purposes of receiving the outstanding notes from the holders and delivering the outstanding notes to us, or upon our order, to the Trustee, for the benefit of the holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offer.”

If you tender your outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes and that you did not purchase your outstanding notes from us or any of our affiliates. Read “Plan of Distribution” for more details regarding the transfer of exchange notes.

We make no recommendation to you as to whether you should tender or refrain from tendering all or any portion of your outstanding notes into this exchange offer. In addition, no one has been authorized to make this recommendation. You must make your own decision whether to tender into this exchange offer and, if so, the aggregate amount of outstanding notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisors, if any, based on your financial position and requirements.

Expiration Date, Extensions and Amendments

The exchange offer expires at 5:00 p.m., New York City time, on                 , 2011, which we refer to as the “expiration date”. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest date to which we shall have extended the expiration of the exchange offer.

To extend the period of time during which the exchange offer is open, we will notify the exchange agent of any extension by written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes (only in the case that we amend or extend the exchange offer);

•

to extend the expiration date and retain all outstanding notes tendered in the exchange offer, subject to your right to withdraw your tendered outstanding notes as described under “—Withdrawal Rights”;

•	to terminate the exchange offer if we determine that any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied; and

•

subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner or waive any condition to the exchange offer. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period, if necessary, so that at least five business days remain in such offer period following notice of the material change.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice (which may take the form of a press release or other public announcement) to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, or if we waive a material condition to the exchange offer, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of applicable outstanding notes of that amendment.

In the event we terminate the exchange offer, all outstanding notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and we may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in our reasonable judgment:

•	the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•

any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offer”; or

•

any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving written notice of such extension to the holders. We will return any outstanding notes that we do not accept for exchange for any reason without expense to the tendering holder promptly after the expiration or termination of the exchange offer. We also expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange, if we determine that any of the conditions of the exchange offer specified above have not been satisfied. We will give written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Written notice to the holders may take the form of a press release or other public announcement.

We reserve the right to waive any defects, irregularities or conditions to the exchange as to particular outstanding notes. These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration of the exchange offer in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer.

In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture governing the notes under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering Outstanding Notes

To tender your outstanding notes in the exchange offer, you must comply with either of the following:

•

in the case of certificated, non-global notes, complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “—Exchange Agent” prior to the expiration date; or

•	in the case of global notes, comply with DTC’s Automated Tender Offer Program procedures described below.

In addition:

•	the exchange agent must, in the case of certificated, non-global notes, receive certificates for outstanding notes along with the letter of transmittal prior to the expiration of the exchange offer;

•

the exchange agent, in the case of global notes, must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below and a properly transmitted agent’s message prior to the expiration of the exchange offer; or

•	you must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•

the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

DTC is referred to herein as a “book-entry transfer facility.”

Your tender, if not withdrawn prior to the expiration of the exchange offer, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes, letters of transmittal and all other required documents to the exchange agent is at your election and risk. Delivery of such documents will be deemed made only when actually received by the exchange agent. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. If you determine to make delivery by mail, we suggest that you use properly insured, registered mail with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration of the exchange offer. Letters of transmittal and certificates representing outstanding notes should be sent only to the exchange agent, and not to us or to any book-entry transfer facility. No alternative, conditional or contingent tenders of outstanding notes will be accepted. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration of the exchange offer.

Signatures on the letter of transmittal or a notice of withdrawal (as described below in “–Withdrawal Rights”), as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority (FINRA), a commercial bank or trust company having an office or correspondent in the US or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes, and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal, any certificates representing outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender outstanding notes. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of outstanding notes for exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, or a “book-entry confirmation” and an agent’s message prior to the expiration date.

Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent prior to the expiration of the exchange offer must tender their outstanding notes according to the guaranteed delivery procedures described below. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes, but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s Automatic Tender Offer Program in the case of outstanding notes, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•

prior to the expiration date of the exchange offer, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission (if the notice of guaranteed delivery does not require a signature guarantee), mail, or hand delivery or a properly transmitted agent’s message, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes, if in certificated, non-global form, and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes, and any other documents required by the letter of transmittal or a book-entry confirmation and agent’s message, will be deposited by the eligible guarantor institution with the exchange agent; and

•

the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, with any required signature guarantees, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer and all other documents required by the letter of transmittal or a book-entry confirmation of transfer of the outstanding notes into the exchange agent’s account at DTC and agent’s message within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your outstanding certificated, non-global notes according to the guaranteed delivery procedures.

Acceptance of Outstanding Notes for Exchange

In all cases, we will promptly issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

We will interpret the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration of the exchange offer.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither Pilgrim’s Pride, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any certificates representing outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration of the exchange offer or termination of the exchange offer.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective:

•

the exchange agent must, in the case of certificated, non-global notes, receive a written notice of withdrawal, which may be by facsimile or letter, of withdrawal at its address set forth below under “—Exchange Agent”; or

•	in the case of a global note, you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

In the case of certificated, non-global notes, if certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible guarantor institution.

If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility, including time of receipt of notices of withdrawal, and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under “—Procedures for Tendering Outstanding Notes” above at any time prior to the expiration of the exchange offer.

Exchange Agent

The Bank of New York Mellon has been appointed as the exchange agent for the exchange offer. The Bank of New York Mellon also acts as trustee under the indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Regular Mail:	By Overnight Courier or Hand Delivery:

The Bank of New York Mellon Corporate Trust Operations Reorganization Unit 101 Barclay Street 7th Floor East New York, NY 10286 Attn: Carolle Montreuil	The Bank of New York Mellon Corporate Trust Operations Reorganization Unit 101 Barclay Street 7th Floor East New York, NY 10286 Attn: Carolle Montreuil	The Bank of New York Mellon Corporate Trust Operations Reorganization Unit 101 Barclay Street 7th Floor East New York, NY 10286 Attn: Carolle Montreuil

By Facsimile Transmission
(eligible institutions only):

(212) 298-1915

To Confirm by Telephone:

(212) 815-5920

If you deliver the letter of transmittal or notice of guaranteed delivery to an address other than the one set forth above or transmit instructions via facsimile (if the letter of transmittal or the notice of guaranteed delivery does not require a signature guarantee) to a number other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding notes pursuant to the exchange offer.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchanges. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will record the expenses of the exchange offer as incurred.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchanges of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

•

as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF NOTES

In this description, the words “we,” “us,” “our” and the “Company” refers only to Pilgrim’s Pride Corporation and not to any of its subsidiaries. In addition, in this description, the term “Holder” refers to the record holder of any note. You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.”

The Company issued the outstanding notes and will issue the exchange notes under an indenture between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), dated as of the Issue Date. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as Holders of the notes. Copies of the indenture and the registration rights agreement are available as set forth elsewhere in this prospectus under the caption “Available Information.”

Brief Description of the Exchange Notes and the Guarantees

The exchange notes:

•	are general unsecured senior obligations of the Company;

•

are effectively subordinated to all existing and future secured Indebtedness of the Company and of our Subsidiaries, including the Existing U.S. Credit Facilities, to the extent of the value of the assets securing such Indebtedness and to all liabilities (including trade payables) of our Subsidiaries that are not Guarantors;

•	are equal in right of payment to all future and existing unsubordinated Indebtedness of the Company;

•	will be senior in right of payment to any existing or future Subordinated Indebtedness of the Company (if any); and

•	will be unconditionally guaranteed by the Guarantors.

As of June 26, 2011, we had approximately $963.4 million of outstanding secured Indebtedness (including the exit credit facility). Our Subsidiaries that are not Guarantors had no outstanding Indebtedness as of December 26, 2010, except that (i) To-Ricos, Ltd. and To-Ricos Distribution, Ltd., which are our Subsidiaries organized under the laws of Bermuda, are co-borrowers under the Existing U.S. Credit Facilities and (ii) certain Foreign Restricted Subsidiaries and Foreign Subsidiary Holding Companies with respect to our Subsidiaries organized under the laws of Mexico have guaranteed or are co-borrowers under the Existing Foreign Credit Facility.

The exchange notes will be guaranteed by all of the Company’s Domestic Restricted Subsidiaries that have incurred or guaranteed any Indebtedness other than Excluded Indebtedness. Each guarantee of the exchange notes:

•	will be a general unsecured senior obligation of the Guarantor;

•

will be effectively subordinated to all existing and future secured Indebtedness (including secured guarantees of Indebtedness) of the Guarantor to the extent of the value of the assets securing such Indebtedness and to all liabilities (including trade payables) of such Guarantor’s Subsidiaries that are not also Guarantors;

•	will be equal in right of payment to all future and existing unsubordinated Indebtedness of the Guarantor; and

•	will be senior in right of payment to any future Subordinated Indebtedness of the Guarantor (if any).

As of the date of this prospectus, our only Domestic Restricted Subsidiary that has incurred or guaranteed any Indebtedness other than Excluded Indebtedness and, therefore, will be a Guarantor, is Pilgrim’s Pride Corporation of West Virginia, Inc., which is the guarantor under our exit credit facility. As of June 26, 2011, Pilgrim’s Pride Corporation of West Virginia, Inc. had total assets (excluding net intercompany receivables) of approximately $81.9 million and total net assets (excluding net intercompany receivables) of approximately $34.0 million.

The Company conducts all of its business in Mexico through its Subsidiaries that are organized under the laws of Mexico. Those Subsidiaries will not guarantee the obligations under the notes. The Company’s Mexican Subsidiaries held identifiable assets of approximately $406.5 million as of June 26, 2011. As of the date of this prospectus, none of our other Restricted Subsidiaries that are not Guarantors have significant assets (other than Equity Interests in certain of our other Restricted Subsidiaries).

Additional Notes

The Company is offering to exchange $500.0 million aggregate principal amount of 7.875% Senior Notes due 2018 that have been registered under the Securities Act for any and all of our existing 7.875% Senior Notes due 2018. Subject to our compliance with the covenant described under the subheading “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” we are entitled, without the consent of the Holders, to issue additional notes under the indenture on the same terms and conditions as the notes being offered hereby in an unlimited aggregate principal amount (the “Additional Notes”). The notes and the Additional Notes, if any, will be treated as a single class for all purposes of the indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the indenture and this “Description of Notes,” references to the notes include any Additional Notes actually issued.

Principal, Maturity and Interest

The aggregate principal amount of the exchange notes is $500.0 million. The exchange notes will mature on December 15, 2018. Interest on the exchange notes will accrue at the rate of 7.875% per annum and will be payable semi-annually in arrears on December 15 and June 15. The Company will make each interest payment to the Holders of record on the immediately preceding December 1 and June 1 (whether or not a business day). We will pay interest on overdue principal at 2% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest on the exchange notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

All references in this “Description of Notes” to interest include Special Interest, if any.

Methods of Receiving Payments on the Notes

All payments on the notes will be made at the office or agency of the Paying Agent or the Trustee unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the provisions of the indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with the transfer of the notes. No service charge will be imposed by the Company, the Registrar or the Trustee for any registration of transfer or exchange of the notes, but the Company may require a Holder to pay any taxes and fees required by law or permitted by the indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, neither the Company nor the Registrar is required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

The registered Holder of a note will be treated as the owner of it for all purposes.

Subsidiary Guarantees

The notes will be guaranteed (including as to the payment of principal, premium, if any, and interest on the notes), by each Domestic Restricted Subsidiary of the Company (other than any Securitization Subsidiary that has entered into or established a Permitted Securitization Program) that incurs or in any other manner becomes liable with respect to any Guarantor Indebtedness (as defined below) (each such Domestic Restricted Subsidiary that guarantees the notes in accordance with the indenture being referred to herein as a “Guarantor”).

The Guarantors will be jointly and severally liable with respect to the Company’s obligations under the notes. Each subsidiary guarantee of the notes (a “Subsidiary Guarantee”) will be a general unsecured obligation of the Guarantor and will be effectively subordinated in right of payment to all existing and future secured Indebtedness of such Guarantor to the extent of the value of the assets securing such Indebtedness. The Subsidiary Guarantees will be equal in right of payment to any existing or future unsecured Indebtedness of that Guarantor and will be senior in right of payment to any existing or future Subordinated Indebtedness of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition, or the Person formed by or surviving any such consolidation or merger (if such surviving Person is not the Guarantor), assumes all the obligations of that Guarantor under the indenture and its Subsidiary Guarantee pursuant to a supplemental indenture satisfactory to the Trustee; or

(b) in the case of any such sale or disposition (including by way of merger or consolidation) the Net Proceeds of such sale or other disposition are applied in accordance with the “Asset Sale” provisions of the indenture.

The Subsidiary Guarantee of a Guarantor will be released and such Person will no longer be deemed a Guarantor for purposes of the indenture:

(1) in connection with any sale, disposition or other transfer of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary of the Company, if the sale or other disposition does not conflict with the “Asset Sale” provisions of the indenture;

(2) in connection with any sale, disposition or other transfer of Capital Stock of a Guarantor to a Person (including by way of merger or consolidation) that is not (either before or after giving effect to such transaction) the Company or a Subsidiary of the Company, if after such sale, disposition or other transfer, such Guarantor is no longer a Restricted Subsidiary of the Company;

(3) if the Company properly designates the Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4) if all Guarantor Indebtedness of such Guarantor has been paid in full or otherwise discharged.

Optional Redemption

At any time prior to December 15, 2013, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture (which includes all Additional Notes, if any) at a redemption price of 107.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of notes issued under the indenture (which includes the Additional Notes, if any) remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and its Subsidiaries); and

(2) the redemption must occur within 90 days of the date of the closing of any such Equity Offering.

Notice of any redemption upon an Equity Offering may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to completion of the related Equity Offering.

Except pursuant to the preceding paragraph, the notes will not be redeemable at the Company’s option prior to December 15, 2014. On or after December 15, 2014, the Company may redeem all or a part of the notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, thereon to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Year	Percentage
2014	103.9375%
2015	101.9688%
2016 and thereafter	100.0000%

All redemptions of the notes will be made upon not less than 30 days’ nor more than 60 days’ prior notice delivered to the Holders. Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date. Any redemption and notice thereof pursuant to the indenture may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent.

Repurchase at the Option of Holders

Change of Control.

If a Change of Control occurs, each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a change of control payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest thereon to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date. Within 90 days following any Change of Control, unless the Company has delivered a redemption notice with respect to all of the outstanding notes in accordance with the optional redemption provisions of the indenture, the Company will deliver a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the business day immediately preceding the Change of Control Payment Date, the Company will, to the extent lawful, deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer; and

(2) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail to each Holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer; or (2) notice of redemption has been given pursuant to the indenture as described above under “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer. Notes repurchased by the Company pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and canceled, at the option of the Company. Notes purchased by an unaffiliated third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all notes that the Company might be required to purchase. In the event that the Company was required to purchase notes pursuant to a Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing on favorable terms, if at all.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales.

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration (including by way of relief from, or by any Person assuming responsibilities for any liabilities, contingent or otherwise) at the time of such Asset Sale at least equal to the fair market value (measured at the time of the definitive agreement with respect to such Asset Sale and as determined in good faith by the Company’s Board of Directors) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or assets or Voting Stock of a type referred to in clauses (2), (3) or (4) immediately below. For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in that conversion) within 180 days of the related Asset Sale.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may, at its option:

(1) apply such Net Proceeds to permanently repay, purchase or otherwise retire the Company’s or any Restricted Subsidiary’s Indebtedness and other Obligations that are secured by a Lien (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto);

(2) repay, purchase, redeem or otherwise retire unsubordinated Indebtedness of the Company or any Restricted Subsidiary; provided, however, that if the Company shall so repay, purchase, redeem or otherwise retire such unsubordinated Indebtedness, the Company will either (a) offer to equally and ratably repurchase the notes by making an offer to purchase, substantially in accordance with the procedures for an Asset Sale Offer set forth below, to all holders of notes, at a purchase price equal to at least 100% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase or (b) equally and ratably redeem the notes pursuant to the provisions described above under the caption “—Optional Redemption”;

(3) apply such Net Proceeds to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another business reasonably related to the business of the Company;

(4) apply such Net Proceeds to make a capital expenditure used or useful in the Company’s business;

(5) apply such Net Proceeds to acquire other long-term assets that are used or useful in the Company’s business; or

(6) enter into a binding agreement with respect to the application of such Net Proceeds described in clauses (3), (4) or (5) above; provided that such binding agreement shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the earlier of (a) the date on which such acquisition or expenditure is consummated or (b) the 180th day following the expiration of the aforementioned 360-day period.

Pending the final application of any such Net Proceeds, the Company or any Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested (or that the Company determines will not be applied or invested, as evidenced by an Officer’s Certificate delivered to the Trustee) as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $35.0 million, then within 45 business days after the later of the application of Net Proceeds in accordance with the preceding paragraph and the date that is 360 days following the receipt of the Net Proceeds, to the extent of the balance of the Net Proceeds after application in accordance with the preceding paragraph, the Company will make an Asset Sale Offer to all Holders of notes and, to the extent required or permitted under the terms of the instrument governing such Indebtedness, all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and, to the extent required or permitted under the terms of the instrument governing such Indebtedness, such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to, but not including, the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and, to the extent required or permitted under the terms of the instrument governing such Indebtedness, such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the notes and the Company shall select any such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of notes and any such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

(1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate or as may in accordance with DTC’s customary selection procedures.

No notes of $2,000 or less shall be redeemed in part except that if all of the notes of a Holder are to be redeemed, the entire outstanding amount of notes held by such Holder shall be redeemed. Notices of redemption shall be delivered at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed. Any redemption and notice thereof pursuant to the indenture may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent.

Changes in Covenants when Notes Rated Investment Grade

If on any date following the date of the indenture:

(1)	the notes obtain Investment Grade Status; and

(2)	no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus will be suspended:

(1)	“—Repurchase at the Option of Holders-Asset Sales;”

(2)	“—Restricted Payments;”

(3)	“—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(4)	“—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;”

(5)	“—Designation of Restricted and Unrestricted Subsidiaries;”

(6) “—Transactions with Affiliates;” and

(7) clause (4) of the covenant described below under the caption “—Merger, Consolidation or Sale of Assets.”

Notwithstanding the foregoing, if the notes should subsequently cease to have Investment Grade Status, the foregoing covenants will be reinstituted as of and from the date of such rating decline (the “Reversion Date”). On the Reversion Date, all Indebtedness incurred during the period the foregoing covenants were suspended shall be classified to have been incurred pursuant to “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” (to the extent such Indebtedness would be permitted to be incurred thereunder as of the Reversion Date and after giving effect to Indebtedness incurred prior to the date the foregoing covenants were suspended and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be incurred pursuant to “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” such Indebtedness shall be deemed to have been outstanding on September 26, 2010, so that it is classified as permitted under clause (6) of the second paragraph of “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “Certain Covenants—Restricted Payments” shall be made as though such covenant had been in effect prior to, but not during, the Suspension Period (and, for avoidance of doubt, all Consolidated Net Income and other amounts attributable to the Suspension Period that would otherwise increase the amount of Restricted Payments available to be made pursuant to any clause (including clause (3)(a) of the second paragraph of such section) of “Certain Covenants—Restricted Payments” shall be excluded in determining the amount of Restricted Payments available to be made following the Reversion Date). For purposes of determining compliance with “Repurchase at the Option of the Holders—Asset Sales,” on the Reversion Date, the Excess Cash from all Asset Sales not applied in accordance with such covenant shall be deemed to be reset to zero.

There can be no assurance that the notes will ever achieve an investment grade rating or that any such rating will be maintained.

Certain Covenants

Restricted Payments.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable (a) in Equity Interests (other than Disqualified Stock) of the Company or (b) to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company or any Restricted Subsidiary of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness (excluding (a) any intercompany Indebtedness between or among the Company and any Restricted Subsidiary or (b) the purchase, redemption or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition) except at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in this clause (4) and clauses (1) through (3) above being collectively referred to as “Restricted Payments”).

Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may make any Restricted Payment if, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after September 26, 2010 (excluding Restricted Payments permitted by clauses (1), (2), (3), (4), (5), (6) and (7) of the next succeeding paragraph) is less than the sum, without duplication, of

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from September 26, 2010 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net proceeds, including cash and fair market value of property other than cash, received by the Company since September 26, 2010 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock), or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Company), plus

(c) to the extent that any Restricted Investment that was made after September 26, 2010 is sold for cash or otherwise liquidated or repaid for cash, 100% of the aggregate amount received in cash and the fair market value of property other than cash received, plus

(d) if any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, the fair market value of such redesignated Subsidiary (as determined in good faith by the Board of Directors) as of the date of its redesignation (other than to the extent that the Investment originally made in such Unrestricted Subsidiary was a Permitted Investment).

The preceding provisions will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, such dividend, distribution or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment shall be excluded from clause (3)(b) of the second paragraph above under the caption “—Restricted Payments;”

(3) the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness of the Company or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; provided that the amount of any such net cash proceeds of Permitted Refinancing Indebtedness that are utilized for any such defeasance, redemption, repurchase or other acquisition shall be excluded from clause (3)(b) of the second paragraph above under the caption “—Restricted Payments;”

(4) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis so long as the Company or one of its Restricted Subsidiaries receives at least a pro rata share (and in like form) of the dividend or distribution in accordance with its common Equity Interests;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the management or the Board of Directors of the Company or any Restricted Subsidiary pursuant to any equity subscription agreement, stock option agreement or similar agreement approved by the Board of Directors of the Company; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $10.0 million in any twelve-month period (with unused amounts in any fiscal year being carried over to the next succeeding fiscal year, but no further); provided, further, that the amounts in any 12-month period may be increased by an amount not to exceed the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of the Company’s Equity Interests (other than Disqualified Stock) to any member of the management or the Board of Directors of the Company or any Restricted Subsidiary; and provided, further, that the amount of such cash proceeds utilized for any such repurchase, retirement or other acquisition or retirement will not increase the amount available for Restricted Payments under clause (3)(b) of the second paragraph above under the caption “—Restricted Payments;” and to the extent such proceeds have not otherwise been applied to the payment of Restricted Payments;

(6) the payment of obligations arising in connection with a Change of Control; provided that the Company has fulfilled its obligations under the indenture with respect to a Change of Control;

(7) payments on or with respect to JBS Subordinated Indebtedness; and

(8) other Restricted Payments in an aggregate amount not to exceed $35.0 million since the Issue Date;

provided, however, in the case of any Restricted Payment made pursuant to clause (4), (5), (7) or (8), that no Default or Event of Default shall have occurred and be continuing at the time of the payment or as a result of that Restricted Payment.

Any dividend which is declared but not paid shall not be included in the calculation of the amount of Restricted Payments, and any dividend which is declared and paid shall be included only once in the calculation of the amount of Restricted Payments.

The amount of all Restricted Payments (other than cash and Cash Equivalents) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors. For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described above, the Company, in its sole discretion, may order and classify (or later reorder and reclassify) such Restricted Payment in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Guarantor may incur Indebtedness or issue Preferred Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock or Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence or issuance of any of the following items of Indebtedness or Preferred Stock (collectively, “Permitted Debt”):

(1) the incurrence by the Company or any Restricted Subsidiary of Indebtedness (including letters of credit) under Credit Facilities in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) outstanding under this clause (1) as of the date of any such incurrence immediately after giving effect thereto, not to exceed an amount equal to (a) $1.2 billion less the Applied Proceeds Amount with respect to term Indebtedness plus (b) the greater of (x) $600.0 million less the Applied Proceeds Amount with respect to revolving credit Indebtedness or (y) the Domestic Borrowing Base;

(2) the incurrence by the Foreign Restricted Subsidiaries of Indebtedness (including letters of credit) under the Existing Foreign Credit Facility in an aggregate principal amount under this clause (2) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Foreign Restricted Subsidiaries thereunder) outstanding as of the date of any such incurrence immediately after giving effect thereto, not to exceed the greater of (a) $100.0 million or (b) the Foreign Borrowing Base;

(3) the incurrence by the Company of Indebtedness represented by the notes to be issued on the Issue Date and the notes issued in exchange therefor pursuant to the registration rights agreement;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, commissioning or improvement of property, plant or equipment (a) with respect to the Douglas Facility or (b) otherwise used in the business of the Company or any of its Restricted Subsidiaries, in each case in an aggregate principal amount outstanding at any one time under this clause (4) (including any Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, repurchase, defease, discharge or otherwise acquire or retire any Indebtedness incurred pursuant to this clause (4)) as of the date of any such incurrence immediately after giving effect thereto, not to exceed (A) in the case of clause (4)(a), $60.0 million and (B) in the case of clause (4)(b), the greater of (x) $125.0 million or (y) 4% of the Company’s Total Assets;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations pursuant to which the Company or the Restricted Subsidiary has hedged against its actual exposure to fluctuations in interest rates, currency values or commodity prices;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of Existing Indebtedness;

(7) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, repurchase, defease, discharge or otherwise acquire or retire Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the preceding paragraph or clauses (3), (4), (6), (7), (16), (18) or (19) of this paragraph;

(8) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness and Intercompany Bonds between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) except in the case of Intercompany Bonds, if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of the Company, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (8);

(9) the Guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant and, in the case of a Domestic Restricted Subsidiary, the provisions of the covenant set forth under the caption “—Issuances of Guarantees by Domestic Restricted Subsidiaries;”

(10) Indebtedness of the Company to the extent the net proceeds thereof are promptly (a) used to purchase notes tendered in a Change of Control Offer made as a result of a Change of Control in accordance with the indenture or (b) deposited to defease the notes as described under “—Legal Defeasance and Covenant Defeasance;”

(11) the issuance of Preferred Stock to the Company or a Wholly-Owned Restricted Subsidiary;

(12) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations, bankers’ acceptances, performance, surety or similar bonds and letters of credit or completion or performance guarantees or equipment leases, or other similar obligations in the ordinary course of business or consistent with past practice;

(13) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds;

(14) Indebtedness constituting obligations in respect of purchase price adjustments, guarantees or indemnities in connection with the acquisition or disposition of any business, assets or a Subsidiary in accordance with the terms of the indenture;

(15) accounts payable or other obligations of the Company or any of its Restricted Subsidiaries to trade creditors created or assumed by the Company or such Restricted Subsidiary in the ordinary course of business in connection with the obtaining of goods or services;

(16) Permitted Acquisition Indebtedness;

(17) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(18) the incurrence by the Company of JBS Subordinated Indebtedness in an aggregate principal amount outstanding at any one time under this clause (18) (including any Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, repurchase, defease, discharge or otherwise acquire or retire any Indebtedness incurred pursuant to this clause (18)) as of the date of any such incurrence immediately after giving effect thereto, not to exceed $150.0 million;

(19) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) outstanding under this clause (19) (including any Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge renew, refund, refinance, replace, repurchase, defease, discharge or otherwise acquire or retire any Indebtedness incurred pursuant to this clause (19)) as of the date of any such incurrence immediately after giving effect thereto, not to exceed the greater of (a) $75.0 million or (b) 2.5% of the Company’s Total Assets.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, (a) in the event that an item of proposed Indebtedness, including Acquired Debt, Disqualified Stock or Preferred Stock, meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to divide and classify such item of Indebtedness on the date of its incurrence, or thereafter re-divide and reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant; provided that (x) Indebtedness outstanding under the Existing U.S. Credit Facilities on the date of the indenture will be deemed to have been incurred on such date in reliance on the exception provided in clause (1) of the second paragraph of this covenant and (y) Indebtedness outstanding under Existing Foreign Credit Facility on the date of the indenture will be deemed to have been incurred on such date in reliance on the exception provided in clause (2) of the second paragraph of this covenant, (b) with respect to Indebtedness denominated in a currency other than United States dollars, the Company or any of its Restricted Subsidiaries shall not have been deemed to incur Indebtedness solely as a result of fluctuations in the exchange rates of currencies and (c) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

Liens.

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur or suffer to exist any Lien (other than Permitted Liens) upon any of its assets (including Capital Stock of a Restricted Subsidiary), whether owned at the date the notes are first issued or thereafter acquired, or any interest therein or any income or profits therefrom, unless the notes or the Subsidiary Guarantees are secured on an equal and ratable basis with such Indebtedness for so long as such Indebtedness is secured by such Lien; provided, however, that if such Lien secures Subordinated Indebtedness, the Lien securing such Subordinated Indebtedness will be subordinated and junior to a Lien securing the notes or the Subsidiary Guarantees, as the case may be.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries; provided that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) Credit Facilities as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in agreements, as in effect on the Issue Date;

(2) Existing Indebtedness, the notes or the Subsidiary Guarantees;

(3) applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any

Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in contracts, licenses and leases entered into in the ordinary course of business and consistent with past practices;

(6) purchase money obligations for property (including Capital Stock) acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of assets or Capital Stock of a Restricted Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, sale and leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11) restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business;

(12) customary restrictions imposed on any Securitization Subsidiary in connection with a Permitted Securitization Program;

(13) encumbrances on property that exist at the time the property was acquired by the Company or a Restricted Subsidiary;

(14) Hedging Obligations incurred from time to time; and

(15) contractual encumbrances or restrictions in effect on the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date.

Merger, Consolidation, or Sale of Assets.

The Company may not, directly or indirectly, in any transaction or in a series of related transactions: (x) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (y) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation, limited liability company, business trust or limited partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the notes and the indenture, in each case pursuant to agreements reasonably satisfactory to the Trustee and assumes all of the obligations of the Company under the registration rights agreement; provided that if the Person formed by or surviving any such consolidation or merger (if other than the Company) is a limited liability company, business trust or limited partnership, a corporation of which all of the Equity Interests are owned by such Person shall be added to the indenture as co-issuer of the notes by a supplemental indenture pursuant to which such corporation shall act as joint and several obligor with respect to the notes;

(3) immediately after such transaction no Default or Event of Default exists;

(4)(a) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) the Fixed Charge Coverage Ratio for the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company) and its Restricted Subsidiaries, on the date of and after giving pro forma effect to such acquisition and such incurrence or issuance, would not be less than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(5) the Company shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that such merger, consolidation or sale of assets and such supplemental indenture, if any, comply with the indenture.

In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation, or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries or a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction.

Transactions with Affiliates.

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), involving aggregate consideration in excess of $10.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or is approved by a majority of the disinterested members of the Board of Directors; and

(2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, such determination shall be set forth in a resolution adopted by the Board of Directors stating that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(3) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, the Board of Directors has received an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any transaction entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with past practices;

(2) any transaction entered into by the Company with JBS Holdings or any of its Affiliates in the ordinary course of business or permitted pursuant to clause (18) of the definition of “Permitted Debt”;

(3) any transaction entered into by the Company and any of its Restricted Subsidiaries or between any of the Restricted Subsidiaries of the Company;

(4) transactions with a Person that is an Affiliate of the Company solely because the Company owns an Equity Interest in such Person;

(5) payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company and reasonable indemnification arrangements;

(6) Restricted Payments that are permitted by the provisions of the indenture described above under the caption “—Restricted Payments;”

(7) loans or advances to officers, directors, employees or consultants in the ordinary course of business or consistent with past practice not to exceed $5.0 million in the aggregate at any one time outstanding;

(8) transactions with Unrestricted Subsidiaries, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), materially no less favorable to the Company or its Restricted

Subsidiaries than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person, in the good faith determination of the Company’s Board of Directors, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(9) if such Affiliate Transaction is with a Person in its capacity as a holder of Indebtedness or Capital Stock of the Company or any Restricted Subsidiary where such Person is treated no more favorably than the other holders of Indebtedness or Capital Stock of the Company or any Restricted Subsidiary; and

(10) transactions effected pursuant to agreements in effect on the Issue Date and any amendment, modification or replacement of such agreement (so long as such amendment or replacement is not in the good faith determination of the Company’s Board of Directors materially more disadvantageous to the holders of notes, taken as a whole than the original agreement as in effect on the Issue Date).

Issuances of Guarantees by Domestic Restricted Subsidiaries.

As of the Issue Date, the notes will be guaranteed by each Domestic Restricted Subsidiary that has incurred or in any other manner is liable with respect to any Indebtedness (including a Guarantee of the Indebtedness of another Person) other than Excluded Indebtedness (“Guarantor Indebtedness”). The indenture provides that if, following the Issue Date, any Domestic Restricted Subsidiary incurs or in any other manner becomes liable with respect to Guarantor Indebtedness, then such Domestic Restricted Subsidiary will be required to promptly (but in any event within 10 business days) execute and deliver a supplemental indenture to the indenture providing for a Subsidiary Guarantee by such Domestic Restricted Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated an Unrestricted Subsidiary, all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and either will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Restricted Payments” or will at the time of such designation qualify as a Permitted Investment, as the Company shall determine. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company shall be in Default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

Reports.

(a) Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company will furnish to the holders of notes or cause the Trustee to furnish to the holders of notes (or the Company will file with the SEC for public availability), within the time periods specified in the SEC’s rules and regulations

(1) all quarterly and annual reports that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual reports only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. In addition, the Company will file a copy of each of the reports referred to in clauses (a)(1) and (a)(2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods. The Company will at all times comply with §314(a) of the Trust Indenture Act.

If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

The Company will also hold a quarterly conference call to discuss the reports referred to in clause (a)(1) above and the results of operations for the relevant reporting period. Prior to the conference call, the Company will issue a press release to the appropriate wire services announcing the time and date of such conference call, which press release will either include all information necessary to access the call or direct Holders and beneficial owners of notes, securities analysts and prospective investors to a publicly available website where all information necessary to access the call may be obtained. If the Company is holding a conference call open to the public to discuss the most recent quarter’s financial performance, the Company will not be required to hold a second, separate call just for the Holders and beneficial owners of the notes.

(b) The Company’s obligations pursuant to clause (a) above shall be suspended as of any date, and for so long as, all of the following conditions are satisfied:

(1) the Company is not subject to the periodic reporting requirements of the Exchange Act;

(2) the Voting Stock of the Company is 100% owned by JBS Holdings;

(3) JBS Holdings fully and unconditionally guarantees the notes pursuant to a supplemental indenture satisfactory to the Trustee; and

(4) JBS Holdings makes the reports and financial information referred to in clauses (a)(1) and (a)(2) available on its website or otherwise publicly available within the time periods specified in clause (a) above, except that such reports and financial information may be with respect to JBS Holdings instead of the Company; provided that the quarterly and annual financial statements of JBS Holdings provided in such reports include, in a footnote, condensed consolidating financial information for the applicable periods with a separate column for (i) JBS Holdings, (ii) the Company, (iii) any Subsidiaries of JBS Holdings other than the Company or its Subsidiaries, (iv) consolidating adjustments and (v) the total consolidated amounts,

(any period during which the reporting obligations pursuant to clause (a) above are suspended pursuant to this clause (b) being referred to herein as a “Reporting Suspension Period”). The requirements of clause (a) above shall resume as of the end of any Reporting Suspension Period, but no Default or Event of Default shall be deemed to have occurred or be continuing due to non-compliance during any Reporting Suspension Period with the requirements of such clause (a).

(c) In addition, the Company and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) the Company defaults in the payment when due of interest on the notes and such default continues for a period of 30 days;

(2) the Company defaults in the payment when due of principal of, or premium, if any, on the notes;

(3) failure by the Company or any of the Guarantors to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control” or “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Asset Sales,” “—Certain Covenants—Restricted Payments” and “—Certain Covenants—Issuance of Indebtedness and Issuance of Preferred Stock,” which failure is continuing for a period of 30 days after the date on which the Company has received written notice from the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes (with a copy to the Trustee) specifying such failure and stating that such notice is a “Notice of Default” under the indenture;

(5) failure by the Company or any of its Restricted Subsidiaries to comply with (a) the provisions described under the caption “—Reports,” which failure is continuing for a period of 90 days (and may be cured by filing or furnishing, as applicable, the delinquent report within such 90-day period) or (b) any of the other agreements in the indenture, which failure is continuing for a period of 60 days, in each case after the date on which the Company has received written notice from the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes (with a copy to the Trustee) specifying such failure and stating that such notice is a “Notice of Default” under the indenture;

(6) the Company or any Restricted Subsidiary defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $30.0 million or more;

(7) a final nonappealable judgment or final nonappealable judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any of its Restricted Subsidiaries and such judgment or judgments are not paid, discharged or stayed for a period (during which execution shall not be effectively stayed) of 60 days; provided that the aggregate of all such undischarged judgments exceeds $30.0 million;

(8) except as permitted by the indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(9) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes by written notice to the Company and the Trustee may declare all the notes to be due and payable immediately.

In the event of any Event of Default specified in clause (6) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest, if any) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor or the Trustee, as such, shall have any liability for any obligations of the Company or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, premium, if any, or interest on such notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the obligations of the Company and the Guarantors in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in United States dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of an Independent Financial Advisor, to pay the principal of, premium, if any, interest on the outstanding notes on the Stated Maturity or on the next available redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(6) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(8) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

When we (1) deliver to the Trustee all outstanding notes for cancellation or (2) all outstanding notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of notice of redemption, or (3) all outstanding notes will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding notes, including interest thereon to maturity or such redemption date, and if in any case we pay all other sums payable hereunder by us, then the indenture shall, subject to certain exceptions, cease to be of further effect.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of the then outstanding notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter any of the provisions with respect to the redemption of the notes;

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium, if any, on the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8) cause the notes to become subordinated in right of payment to any other Indebtedness;

(9) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(10) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of notes, the Company, the Guarantors and the Trustee may amend or supplement the indenture or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of notes by a successor to the Company in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder in any material respect;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to add a Guarantor;

(7) to evidence and provide the acceptance of a successor Trustee;

(8) to conform the text of the indenture, the Subsidiary Guarantees or the notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the indenture, the Subsidiary Guarantees or the notes;

(9) to provide for the issuance of Additional Notes and related guarantees in accordance with the limitations set forth in the indenture; or

(10) to comply with the rules of any applicable securities depository.

Concerning the Trustee

If the Trustee becomes a creditor of the Company or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust power conferred on the Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. The Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by the Trustee in compliance with such request or direction.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into, or became a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise;

provided, that beneficial ownership of 10% or more of the total voting power of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Applied Proceeds Amount” means (i) when used with respect to term Indebtedness, the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Subsidiaries since the Issue Date to repay term Indebtedness incurred under Credit Facilities pursuant to the covenant described above under the caption “Repurchase at the Option of Holders—Asset Sales” and (ii) when used with respect to revolving credit Indebtedness, the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Subsidiaries since the Issue Date to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “Repurchase at the Option of Holders—Asset Sales.”

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business; provided, that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(i) any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million;

(ii) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(iii) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(iv) the sale, lease or transfer, as applicable, of equipment, inventory, accounts receivable (or interests therein) or other assets in the ordinary course of business or pursuant to a Permitted Securitization Program;

(v) the sale or other disposition of cash or Cash Equivalents and Investment Securities;

(vi) the sale, lease or other disposition of any assets or rights to the extent constituting a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments;”

(vii) any sale or other disposition of damaged, worn-out, obsolete or no longer useful assets or properties in the ordinary course of business;

(viii) the sale or discounting of accounts receivable in the ordinary course of business;

(ix) any sale of assets received (x) in compromise of (1) obligations of trade creditors or customers owing to the Company or a Restricted Subsidiary incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (2) litigation, arbitration or other disputes; or (y) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(x) the sale or lease of inventory, products or services or the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(xi) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(xii) the granting of Liens not otherwise prohibited by the indenture; and

(xiii) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors.

“Board of Directors” means (i) with respect to a corporation, the board of directors or a duly authorized committee of the board of directors of the corporation, (ii) with respect to a partnership, the board of directors or a duly authorized committee of the board of directors of the general partner of the partnership or, in the case of a general partner other than a corporation, the Person or the board or committee of such person serving a similar function; and (iii) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but in any event excluding interests in pools of accounts receivable or inventory sold by a Securitization Subsidiary pursuant to a Permitted Securitization Program.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided, that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder;

(2) any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act), other than one or more Permitted Holders, becomes the ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of the Voting Stock of the Company on a fully-diluted basis;

(3) the adoption of a plan relating to the liquidation or dissolution of the Company;

(4) the consummation of any transaction (including, without limitation, any merger, consolidation or recapitalization) to which the Company is a party, other than a merger or consolidation of the Company with a Permitted Holder, the result of which is that, immediately after such transaction, the holders of all of the outstanding Voting Stock of the Company immediately prior to such transaction hold, directly or indirectly, less than 50.1% of the Voting Stock of the Person surviving such transaction, measured by voting power rather than number of shares; or

(5) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4) any lease termination costs, severance costs, facility shutdown costs and other restructuring charges related to or associated with a permanent reduction in capacity, closure of plants or facilities, cut-backs or plant closures or a significant reconfiguration of a facility; plus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company, unless such Restricted Subsidiary is a Guarantor and its Subsidiary Guarantee remains in full force and effect, shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Company or a Restricted Subsidiary by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that:

(1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions); or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, shall be excluded;

(2) any extraordinary gain (or loss) or non-recurring gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss) or non-recurring gain (or loss), and any extraordinary, unusual or non-recurring fees, expenses or charges, shall be excluded;

(3) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(4) the Net Income of any Restricted Subsidiary, unless such Restricted Subsidiary is a Guarantor and its Subsidiary Guarantee remains in full force and effect, shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; provided that the aggregate amount of such Net Income that could be paid to the Company or a Restricted Subsidiary by loans or advances or repayments of loans or advances, intercompany transfer or otherwise will be included in Consolidated Net Income;

(5) the cumulative effect of a change in accounting principles shall be excluded;

(6) any unrealized non-cash gains or losses or charges in respect of hedge or non-hedge derivatives (including those resulting from the application of Statements of Financial Accounting Standards No. 133) shall be excluded;

(7) any non-cash impairment charges resulting from the application of Statements of Financial Accounting Standards No. 142 and No. 144 and the amortization of intangibles pursuant to Statement of Financial Accounting Standards No. 141 shall be excluded; and

(8) any non-cash charges associated with any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity to the extent deducted in the calculation of Net Income shall be excluded.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Existing Credit Facilities) or commercial paper facilities or Debt Issuances, in each case with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or investors or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables or inventory), letters of credit or Debt Issuances, in each case, as amended, extended, renewed, restated, refinanced (including refinancing with Debt Issuances), supplemented or otherwise modified (in whole or in part, and without limitation as to amounts, terms, conditions, covenants and other provisions) from time to time.

“Debt Issuances” means, with respect to the Company or any of its Restricted Subsidiaries, one or more issuances of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments after the Issue Date.

“Default “ means any event, act or condition that is, or after notice or with the passage of time or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Domestic Borrowing Base” means, as of a date of determination, the sum of (i) 85% of the book value of the outstanding accounts receivable of the Company and its Domestic Restricted Subsidiaries (as such accounts receivable would be shown on a consolidated balance sheet of the Company and its Domestic Restricted Subsidiaries prepared in accordance with GAAP), less allowance for doubtful accounts, plus (ii) 80% of the inventory of the Company and its Domestic Restricted Subsidiaries (as such inventory would be shown on a consolidated balance sheet of the Company and its Domestic Restricted Subsidiaries prepared in accordance with GAAP); provided that for purposes of determining the Domestic Borrowing Base as of a date of determination, any accounts receivable or inventory that has been sold or otherwise transferred to a Securitization Subsidiary pursuant to a Permitted Securitization Program shall not be included in the Domestic Borrowing Base for purposes of the calculation thereof.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia.

“Douglas Facility” means the Company’s processing facility located in Douglas, Georgia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public sale of the Company’s Equity Interests (other than Disqualified Stock) by the Company, but excluding in any event any issuance or sale (1) to any Affiliate of the Company or (2) pursuant to employee benefit plans or otherwise in connection with the compensation of officers, directors or employees.

“Excluded Indebtedness” means, with respect to any Restricted Subsidiary of the Company, (i) Indebtedness (including Guarantees of Indebtedness of another Person) in an aggregate principal amount (including the principal amount of any Indebtedness of another Person with respect to which such Restricted Subsidiary has given a Guarantee) less than or equal to $5.0 million, (ii) intercompany Indebtedness between or among such Restricted Subsidiary and the Company or any of its other Restricted Subsidiaries and (iii) if such Restricted Subsidiary is a Foreign Subsidiary Holding Company, any Guarantee by such Restricted Subsidiary of the Indebtedness of any of the Foreign Restricted Subsidiaries whose Equity Interests it holds.

“Existing Credit Facilities” means, collectively, the Existing U.S. Credit Facilities and the Existing Foreign Credit Facility.

“Existing Foreign Credit Facility” means the facility evidenced by the Credit Agreement, by and among Avicola Pilgrim’s Pride de Mexico, S. de R.L. de C.V., the Company, certain subsidiaries of Avicola Pilgrim’s Pride de Mexico, S. de R.L. de C.V., ING Capital LLC, ING Bank (Mexico), S.A. Institucion de Banca Multiple, ING Grupo Financiero, BBVA Bancomer, S.A., Institucion de Banca Multiple, Grupo Financiero BBVA Bancomer, Bank of America N.A., Comerica Bank and the several lenders from time to time party thereto, dated as of September 25, 2006, and the related notes, collateral documents, guarantees and agreements, each as it may be amended, restated, amended and restated, renewed, refinanced, supplemented or otherwise modified from time to time.

“Existing Indebtedness” means all Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Existing Credit Facilities) in existence on the date of the indenture, until such amounts are repaid.

“Existing U.S. Credit Facilities” means the facility evidenced by the Credit Agreement, dated as of December 28, 2009, among the Company, To-Ricos, Ltd., a Bermuda company, and To-Ricos Distribution, Ltd., a Bermuda company, as Borrowers, the other Loan Parties party thereto, the Lenders party thereto, CoBank, ACB, as Administrative Agent, CoBank, ACB and Coôperative Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International”, New York Branch, and Bank of Montreal, as Joint Syndication Agents, CoBank, ACB, Coôperative Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International”, New York Branch, Bank of Montreal, Barclays Capital, the investment banking division of Barclays Bank PLC, Morgan Stanley Senior Funding, Inc. and ING Capital LLC, as Joint Lead Arrangers and Joint Bookrunners, Barclays Bank PLC, Morgan Stanley Senior Funding, Inc. and ING Capital LLC, as Joint Documentation Agents, and CoBank, ACB, as Collateral Agent, as it may be amended, restated, amended and restated, renewed, refinanced, supplemented or otherwise modified from time to time.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) any acquisition or disposition of companies, divisions, lines of businesses, operations or any other material acquisitions or dispositions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, and any reclassification as discontinued operations of the specified Person or any of its Restricted Subsidiaries, in each case occurring during the applicable reference period or subsequent to such reference period and on or prior to the Calculation Date, shall be given pro forma effect as if they had occurred on the first day of the applicable reference period;

(2) consolidated interest expense attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during the applicable reference period; and

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during the applicable reference period;

provided, that to the extent clause (1) above requires that any transaction referred to therein be given pro forma effect, such pro forma calculation shall be made in good faith by a responsible financial or accounting officer of the Company and may include, without duplication, cost savings, synergies and operating expense reductions resulting from such transaction that have been realized or are expected, in the reasonable judgment of such financial or accounting officer, to be realized within twelve months of the effective date of such transaction, whether or not such cost savings, synergies or operating expense reductions would be allowed under Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(3) the product of (a) all dividends, whether paid or accrued, whether or not in cash, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Borrowing Base” means, as of a date of determination, the sum of (i) 85% of the book value of the outstanding accounts receivable of the Company’s Foreign Restricted Subsidiaries (as such accounts receivable would be shown on a combined balance sheet of the Company’s Foreign Restricted Subsidiaries prepared in accordance with GAAP), less allowance for doubtful accounts, plus (ii) 80% of the inventory of the Company’s Foreign Restricted Subsidiaries (as such inventory would be shown on a combined balance sheet of the Company’s Foreign Restricted Subsidiaries prepared in accordance with GAAP); provided that for purposes of determining the Foreign Borrowing Base as of a date of determination, any accounts receivable or inventory that has been sold or otherwise transferred to a Securitization Subsidiary pursuant to a Permitted Securitization Program shall not be included in the Foreign Borrowing Base for purposes of the calculation thereof.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is not a Domestic Restricted Subsidiary and with respect to which more than 80% of its assets (determined on a consolidated basis in accordance with GAAP) are located in territories and jurisdictions outside of the United States of America.

“Foreign Subsidiary Holding Company” means any Domestic Restricted Subsidiary with no material operations or assets other than Equity Interests of Foreign Restricted Subsidiaries.

“GAAP “ means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors “ means any Domestic Restricted Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture and its respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates;

(2) any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in currency values; and

(3) any commodity futures or option contract or other similar commodity hedging contract designed to protect such person against fluctuations in commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1) borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable incurred in the ordinary course of business; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons of nationally recognized standing that is, in the judgment of the Company’s Board of Directors, qualified to perform the task for which it has been engaged.

“Intercompany Bonds” means an Investment by the Company or a Restricted Subsidiary in, and Indebtedness of the Company or another Restricted Subsidiary incurred in connection with, bonds, notes, debentures or similar instruments issued by any federal, state or local government of the United States or any state, territory, municipality, regulatory or administrative authority or instrumentality or agency thereof in which such bonds, notes, debentures or instruments are fully secured as to payment of both principal and interest by a requisition, loan, lease or similar payment agreement with the Company or a Restricted Subsidiary.

“Investment Grade Status” exists as of a date if at such date (i) the debt rating of Moody’s is at least Baa3 (or the equivalent) or higher and (ii) the debt rating of S&P is at least BBB- (or the equivalent) or higher, or if either such entity ceases to rate the notes for reasons outside of our control, the equivalent investment grade credit rating from any other Rating Agency.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” In addition, the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an “Investment” made by the Company in such Unrestricted Subsidiary.

“Investment Securities” means:

(1) securities or obligations issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and, in each case, with maturities not exceeding ten years from the date of acquisition;

(2) Investments in any fund that invests exclusively in Investments of the type described in clause (1), which fund may also hold immaterial amounts of cash pending investment and/or distribution;

(3) repurchase agreements fully collateralized by U.S. government and/or agency securities with a maximum maturity of seven days;

(4) Investments in (a) direct obligations and securities issued by any state of the U.S. or any political subdivision of any such state or public instrumentality thereof, (b) debt securities of a corporation, including corporate notes, medium term notes and Rule 144A private placement notes, (c) asset-backed securities, (d) mortgage-backed securities and commercial mortgage backed securities, (e) collateralized mortgage obligations, (f) obligations of sovereign and supranational entities and other municipal debt obligations, (g) remarketed or auction rate preferred shares of closed end mutual funds, (h) money market mutual funds with a minimum $1.0 billion average asset size for the previous 12 months, (i) common stock listed on a U.S. national stock exchange or traded in the over-the-counter market and (j) debt obligations of non-U.S. governments, sovereign entities or supranational agencies, so long as, in each case, at the time of purchase or acquisition of any such Investment, (A) other than Investments described in sub-clauses (h) and (i) of this clause (4), the Investment had a long-term senior unsecured debt rating of not less than Baa3 by Moody’s and not less than BBB- by S&P and an effective maturity not exceeding ten years from the date of acquisition and (B) with respect to Investments described in sub-clause (i) of this clause (4), the aggregate amount of such Investments held by the Company at the time of acquisition of any such Investment does not exceed 10% of the total amount of Investment Securities then held by the Company; and

(5) Investments in commercial paper rated P1 by Moody’s or A1 by S&P, which matures within one year of issuance thereof, or in any fund that invests exclusively in such commercial paper.

“Issue Date” means the date of the original issuance of the first notes under the indenture.

“JBS Holdings “ means JBS USA Holdings, Inc.

“JBS Subordinated Indebtedness” means unsecured Subordinated Indebtedness owed to JBS Holdings or any of its Affiliates; provided, however that (a) no principal or interest payment (other than interest paid in kind with additional JBS Subordinated Indebtedness) or prepayment prior to June 28, 2015 is required to be made pursuant to the terms of such Indebtedness, (b) the Stated Maturity of such Indebtedness shall not be earlier than June 28, 2015 and (c) such Indebtedness shall otherwise be incurred in accordance with the Existing U.S. Credit Facilities.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, and any option or other agreement to sell or give a security interest in having substantially the same economic effect as any of the foregoing.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness, including any Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, including without limitation, pension and post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Recourse Indebtedness” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender; and

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Obligations “ means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of the Company or any of the Company’s Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of:

(1) a Subsidiary (other than an Unrestricted Subsidiary) prior to the date on which such Subsidiary became a Restricted Subsidiary; or

(2) a Person that was merged or amalgamated into the Company or a Restricted Subsidiary; provided that on the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged and amalgamated into the Company or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto, (a) the Restricted Subsidiary or the Company, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) the Fixed Charge Coverage Ratio for the Restricted Subsidiary or the Company, as applicable, would be greater than the Fixed Charge Coverage Ratio for such Restricted Subsidiary or the Company immediately prior to such transaction.

“Permitted Holder” means JBS S.A., JBS Holdings and their respective Subsidiaries and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are a member; provided that, in the case of such group and without giving effect to the existence of such group or any other group, the foregoing collectively have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company. Any person or group whose acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the covenant described under “Repurchase at the Option of the Holders—Change of Control” (or would result in a Change of Control Offer in the absence of the waiver of such requirement by the Holders in accordance with the covenant described under “Repurchase at the Option of the Holders—Change of Control”) will thereafter, together with its Subsidiaries, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment of receivables owing to the Company or any of its Restricted Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that nothing in this clause (2) shall prevent the Company or any Restricted Subsidiary from offering such concessionary trade terms as management deems reasonable in the circumstances;

(3) any Investment in cash, Cash Equivalents or Investment Securities;

(4) any Investment of Capital Stock, Obligations or other securities of any Person received by the Company or any of its Restricted Subsidiaries in settlement of Obligations created in the ordinary course of business and owing to the Company or such Restricted Subsidiary;

(5) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(6) any Investment made as a result of the receipt of non-cash consideration in the sale of assets or property that does not constitute an Asset Sale or from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(7) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(8) Hedging Obligations; provided that such Hedging Obligations constitute Permitted Debt permitted by clause (5) of the second paragraph under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(9) Investments in Intercompany Bonds;

(10) Investments made in bonds, debentures and notes issued by any corporation organized under the laws of any State of the United States having Investment Grade Status from the aggregate proceeds of insurance premiums paid by the Company or a Restricted Subsidiary under a captive insurance arrangement and any earnings on such Investments;

(11) repurchases of the notes;

(12) Loans or advances to officers, directors, consultants and employees made in the ordinary course of the Company’s business or the business of any Restricted Subsidiary in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(13) any Investments received (x) in compromise of (A) obligations of any Person that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any such Person; or (B) litigation, arbitration or other disputes; or (y) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(14) Guarantees issued in accordance with the covenants described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Issuances of Guarantees by Domestic Restricted Subsidiaries”;

(15) any Investment (x) existing on the Issue Date or (y) made pursuant to binding commitments in effect on the Issue Date and (z) that replaces, refinances or refunds any Investment described under either of the immediately preceding clauses (x) or (y); provided that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and not materially less favorable to the Company or any of its Restricted Subsidiaries than the Investment replaced, refinanced or refunded as determined in good faith by the Company;

(16) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(17) loans and advances to contract growers in an aggregate amount outstanding as of the date of making any such loan or advance not to exceed the greater of (a) $50.0 million or (b) 1.75% of the Company’s Total Assets; and

(18) other Investments made after the Issue Date in any Person having an aggregate fair market value as of the date any such Investment is made and without giving effect to subsequent changes in value, when taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding, not to exceed the greater of (a) $75.0 million or (b) 2.5% of the Company’s Total Assets.

“Permitted Liens” means:

(1) Liens on assets of the Company or any Restricted Subsidiary securing Indebtedness and other Obligations that were permitted by the terms of the indenture to be incurred pursuant to clauses (1) or (19) of the definition of Permitted Debt;

(2) Liens on assets of the Company and any Restricted Subsidiary securing Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(3) Liens in favor of the Company or its Restricted Subsidiaries;

(4) Liens on property of a Person existing at the time such Person is acquired by, merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person acquired by, merged into or consolidated with the Company or the Restricted Subsidiary;

(5) Liens on property (including Capital Stock) existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided, that such Liens were in existence prior to the contemplation of such acquisition;

(6) Liens to secure the performance of statutory or regulatory obligations, surety or appeal bonds, performance bonds, indemnity or performance bonds, warranty and contractual requirements or other obligations of a like nature incurred in the ordinary course of business (including any such Liens to secure related letters of credit or reimbursement obligations in respect thereof);

(7) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the definition of Permitted Debt covering only the assets acquired with or financed by such Indebtedness;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(9) Liens on accounts receivable or inventory of a Securitization Subsidiary or rights with respect thereto in connection with a Permitted Securitization Program;

(10) Liens encumbering customary initial deposits and margin deposits, and other Liens securing Indebtedness under Hedging Obligations designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities and not for speculative purposes;

(11) (a) Liens on the property of any Foreign Restricted Subsidiary securing Indebtedness of any Foreign Restricted Subsidiary and (b) any stock pledge, hypothecation, or similar security interest limited to the Equity Interests of a Foreign Restricted Subsidiary held by a Foreign Subsidiary Holding Company, or the Equity Interests of such Foreign Subsidiary Holding Company, in each case securing the Guarantee by such Foreign Subsidiary Holding Company of Indebtedness of the Foreign Restricted Subsidiary whose Equity Interests it holds; provided, in the case of each of clauses (a) and (b), that such Indebtedness of a Foreign Restricted Subsidiary is incurred in accordance with the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(12) Liens to secure a defeasance trust;

(13) licenses of intellectual property in the ordinary course of business;

(14) easements, rights of way zoning and similar restrictions, reservations (including severances, leases or reservations of oil, gas, coal, minerals or water rights), restriction or encumbrances in respect of real property or title defects that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties (as such properties are used by the Company or its Subsidiaries) or materially impair their use in the operation of the Company’s and its Subsidiaries’ business;

(15) Liens arising from precautionary Uniform Commercial Code financing statements filings regarding operating leases entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(16) Leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries;

(17) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(18) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceedings may be initiated shall not have expired;

(19) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, lessor’s, suppliers, banks, repairmen’s and mechanics’ Liens, and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default, in each case, incurred in the ordinary course of business;

(20) Liens incurred or deposits made in the ordinary course of business to secure payment of workers’ compensation or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs (including any such Liens to secure related letters of credit or reimbursement obligations in respect thereof);

(21) Liens existing on the Issue Date; and

(22) Liens on assets of the Company or any of its Restricted Subsidiaries with respect to Obligations that do not exceed $50.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable), of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all customary expenses and premiums incurred in connection therewith); provided, however, that with respect to Indebtedness denominated in currency other than United States dollars, if the principal amount of such Indebtedness is extended, refinanced, renewed, replaced, defeased or refunded with Indebtedness denominated in the same foreign currency and not exceeding the principal amount (or accreted value, if applicable) thereof in such denomination of foreign currency, then it shall not be deemed to have exceeded the principal amount (or accreted value, if applicable) of the refinanced Indebtedness solely as a result of fluctuations in the exchange rate of such foreign currency;

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by the Company or a Guarantor or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Permitted Securitization Program” means a transaction or series of transactions (including amendments, supplements, extensions, renewals, replacements, refinancings or modifications thereof) pursuant to which a Securitization Subsidiary purchases accounts receivable or inventory from the Company or any Restricted Subsidiary and finances or sells such accounts receivable or inventory or fractional interests therein; provided that (i) the Board of Directors shall have determined in good faith that such Permitted Securitization Program is economically fair and reasonable to the Company and the Securitization Subsidiary, (ii) all sales of accounts receivable or inventory by the Securitization Subsidiary are made at fair market value (as determined in good faith by the Board of Directors), (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors), (iv) no portion of the Indebtedness of a Securitization Subsidiary shall be Guaranteed Indebtedness or is recourse to the Company or any Restricted Subsidiary (other than to such Securitization Subsidiary and other than recourse for customary representations, warranties, covenants and indemnities) and (v) neither the Company nor any Subsidiary (other than the Securitization Subsidiary) has any obligation to maintain or preserve the Securitization Subsidiary’s financial condition.

“Person “ means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s preferred or preference stock, whether now outstanding or hereafter issued, including, without limitation, all series and classes of such preferred or preference stock.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the notes publicly available, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a Board Resolution of the Company) which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Securitization Subsidiary” means a Restricted Subsidiary or an Unrestricted Subsidiary of the Company that is established for the limited purpose of acquiring and financing or selling (including, without limitation, interests therein) accounts receivable or inventory and engaging in activities ancillary thereto.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any Indebtedness of the Company or a Restricted Subsidiary if the instrument creating or evidencing such Indebtedness or pursuant to which such Indebtedness is outstanding expressly provides that such Indebtedness is subordinated or junior in right of payment to the notes or the Subsidiary Guarantee of such Restricted Subsidiary, as the case may be.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, as determined in accordance with GAAP and shown on the most recent balance sheet of such Person in financial statements either (i) filed with the SEC or (ii) if such Person does not file reports with the SEC, internally available.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Indebtedness;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“U.S. Government Obligations” means direct noncallable obligations of, or noncallable obligations the payment of principal of and interest on which is guaranteed by, the United States of America, or to the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged, or beneficial interests in a trust the corpus of which consists exclusively of money or such obligations or a combination thereof.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to other Persons to comply with local law that collectively do not constitute more than 5% of all of the Capital Stock ordinarily having the power to vote for the election of directors of such Restricted Subsidiary) shall at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person and one or more Wholly-Owned Restricted Subsidiaries of such Person.

Book-Entry, Delivery and Form

Except as set forth below, the exchange notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof (the “Global Notes”).

The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below. Investors that exchange outstanding notes for exchange notes may also hold their interests directly through the Euroclear System (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC), if they are participants in such systems, or indirectly through organizations that are participants in such systems. Investors may also hold such interests through organizations other than Euroclear or Clearstream that are participants in the DTC system.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive exchange notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of exchange notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Neither the Company nor the Trustee takes any responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have exchange notes registered in their names, will not receive physical delivery of exchange notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, premium on, if any, and interest on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the Trustee will treat the Persons in whose names the exchange notes, including the Global Notes, are registered as the owners of the exchange notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the exchange notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the exchange notes, DTC reserves the right to exchange the Global Notes for exchange notes in certificated form, and to distribute such exchange notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the Trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)	DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary;

(2)	the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the exchange notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

The Company will make payments in respect of the exchange notes represented by the Global Notes, including principal, premium, if any, and interest, if any, by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Company will make all payments of principal, premium, if any, and interest with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The exchange notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such exchange notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain material US federal income tax consequences of the exchange offer to a holder of the outstanding notes who purchased the outstanding notes for cash at the original issue pursuant to the offering memorandum at the “issue price” within the meaning of section 1273 of the Internal Revenue Code of 1986, as amended (“Code”) (generally, the first price at which a substantial amount of the outstanding notes were sold to investors for cash, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who holds the outstanding notes as capital assets within the meaning of section 1221 of the Code (generally property held for investment). This discussion is based upon the Code, existing and proposed US Treasury Regulations and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect that could adversely affect a holder of the notes, or to different interpretations.

This discussion does not address all US federal income tax considerations that may be relevant to a particular holder in light of the holder’s circumstances or to certain categories of investors that may be subject to special rules, such as financial institutions, regulated investment companies, insurance companies, real estate investment trusts, controlled foreign corporations or their shareholders, passive foreign investment companies or their shareholders, tax-exempt organizations, retirement plans, individual retirement accounts, tax-deferred accounts, holders subject to alternative minimum tax, dealers or traders in securities, traders in notes that elect to mark-to-market their notes, persons who hold the notes through partnerships or other pass-through entities, US expatriates, US Holders whose functional currency is not the US dollar or persons who hold the notes as part of a hedge, conversion transaction, straddle or other integrated transaction. In addition, this discussion does not address any state, local, foreign or other tax consequences.

The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable exchange or other taxable event for US federal income tax purposes. Consequently, you will not recognize gain or loss upon receipt of an exchange note, your holding period of the exchange note will include your holding period of the outstanding note exchanged therefor and your basis in the exchange note will be the same as your basis in the outstanding note immediately before the exchange.

Persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the US federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

The foregoing discussion is for general purposes only. It is not written to be, and it should not be construed to be, tax or legal advice to any holder. You should consult your own tax advisor as to the particular tax consequences to you of the exchange offer, including the effect and applicability of state, local or foreign tax laws or tax treaties and the possible effects of changes in the tax law.

SUMMARY OF MATERIAL ERISA CONSIDERATIONS

The following is a summary of material considerations associated with the exchange of outstanding notes for exchange notes by employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code; or plans that are subject to provisions under any other federal, state, local, non-US or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”); or entities whose underlying assets are considered to include “plan assets” of such employee benefit plans, plans, accounts or arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA and prohibit certain transactions involving the assets of a Plan subject to Title I of ERISA or Section 4975 of the Code (an ERISA Plan) and its fiduciaries or other interested parties.

In considering an exchange of outstanding notes that are assets of any Plan for exchange notes, a fiduciary should determine whether the exchange and the investment in exchange notes is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes under the Code and other penalties and liabilities under ERISA. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and/or the Code. The exchange of outstanding notes for exchange notes and the acquisition and/or holding of exchange notes by an ERISA Plan with respect to which we are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the exchange is made and the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. Included among the exemptions that may apply to the exchange and to the acquisition and holding of the exchange notes are the US Department of Labor prohibited transaction class exemption (PTCE) 84-14, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting transactions involving insurance company pooled separate accounts, PTCE 91-38, respecting transactions involving bank collective investment funds, PTCE 95-60, respecting transactions involving life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide limited relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions between an ERISA Plan and a person that is a party in interest or disqualified person solely by reason of providing services to the ERISA Plan, or a relationship to such a service provider, provided that neither the party in interest/disqualified person nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than (or, if applicable, receives no less than) adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemption will be satisfied.

Because of the foregoing, the exchange notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding (and the exchange of outstanding notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA or the Code or a violation of any applicable Similar Laws.

Representation

By acceptance of an exchange note, each acquirer and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such acquirer or transferee to acquire and hold the exchange notes or any interest therein constitutes assets of any Plan or (ii) the acquisition and holding of the exchange notes or any interest therein (and the exchange of outstanding notes for exchange notes) by such acquirer or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering exchanging outstanding notes for exchange notes (and holding the exchange notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code or any Similar Laws to such transactions and whether an exemption from any restrictions thereunder would be applicable to the exchange of outstanding notes for exchange notes and the acquisition and holding of the exchange notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed to keep effective the registration statement of which this prospectus is a part until (i) in the case where the prospectus and any amendment or supplement thereto must be delivered by an exchanging dealer or an initial purchaser, the lesser of 180 days and the date on which all exchanging dealers and the initial purchasers have sold all exchange notes held by them (unless extended as provided in the registration rights agreement) and (ii) 90 days after the consummation of the exchange offer. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit of any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Subject to certain limitations set forth in the registration rights agreement, we have agreed to pay all expenses incident to our performance of or compliance with our obligations under the registration rights agreement with respect to the exchange offer (including the reasonable expenses of one counsel for the holders of the outstanding notes) and will indemnify you (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity and enforceability of the exchange notes will be passed upon for us by Baker & McKenzie LLP, Dallas, Texas.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Pilgrim’s Pride’s current report on Form 8-K dated August 19, 2011 has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report thereon, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated herein by reference in reliance on the report of such firm given on their authority as experts in accounting and auditing.

SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

$500,000,000

7.875% Senior Notes Due 2018

Offer to Exchange

$500,000,000 aggregate principal amount of its 7.875% Senior Notes due 2018 that have been registered under the Securities Act of 1933, as amended, for any and all of its outstanding 7.875% Senior Notes due 2018.

Until             , 2011, the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Amended and Restated Bylaws of the Company provide that the Company shall indemnify and hold harmless any present or former officer or director or any officer or director who is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, trust, employee benefit plan or other enterprise, from and against fines, judgments, penalties, amounts paid in settlement and reasonable expenses actually incurred by such person in connection with any suit to which they were or are made, or are threatened to be made, a party, or to which they are a witness without being named a party, if it is determined that he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any proceeding which is a criminal action, that he had no reasonable cause to believe his conduct was unlawful.

Pursuant to Section 145 of the General Corporation Law of the State of Delaware (“Delaware Code”), the Company generally has the power to indemnify its present and former directors, officers, employees and agents against expenses, judgments, fines and amounts paid in settlement incurred by them in connection with any suit (other than a suit by or in the right of the Company) to which they are, or are threatened to be made, a party by reason of their serving in such positions, or is or was serving at the Company’s request in such positions for another corporation, partnership, joint venture, trust or other enterprise, so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. Section 145 of the Delaware Code further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its present and former directors, officers, employees and agents against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue or matter as to which such person has been adjudged liable to the corporation unless the Court of Chancery or the court in which such action or suit was brought approves such indemnification. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

According to the Amended and Restated Bylaws of the Company and Section 145 of the Delaware Code, the Company has the power to purchase and maintain insurance for its present and former directors, officers, employees and agents. The above discussion of the Company’s Amended and Restated Bylaws and of Section 145 of the Delaware Code is not intended to be exhaustive and is qualified in its entirety by such Amended and Restated Corporate Bylaws and the Delaware Code.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

The consolidated financial statement schedules are omitted because of the absence of the conditions under which they are required or because the required information is included in the consolidated financial statements or notes thereto.

(a) Exhibits:

3.1	Amended and Restated Certificate of Incorporation of Pilgrim’s Pride Corporation (incorporated by reference from Exhibit 3.1 of Pilgrim’s Pride Corporation’s Form 8-A filed on December 28, 2009).

3.2	Amended and Restated Corporate Bylaws of Pilgrim’s Pride Corporation (incorporated by reference from Exhibit 3.2 of Pilgrim’s Pride Corporation’s Form 8-A filed on December 28, 2009).

4.1	Amended and Restated Certificate of Incorporation of Pilgrim’s Pride Corporation (included as Exhibit 3.1).

4.2	Amended and Restated Corporate Bylaws of Pilgrim’s Pride Corporation (included as Exhibit 3.2).

4.3	Stockholders Agreement dated December 28, 2009 between Pilgrim’s Pride Corporation and JBS USA Holdings, Inc. (incorporated by reference from Exhibit 4.1 to Pilgrim’s Pride Corporation’s Form 8-A filed on December 28, 2009).

4.4	Form of Common Stock Certificate (incorporated by reference from Exhibit 4.1 to Pilgrim’s Pride Corporation’s Current Report on Form 8-K filed on December 29, 2009).

4.5	Waiver to the Stockholders Agreement dated November 4, 2010 between JBS USA Holdings, Inc. and Pilgrim’s Pride Corporation (incorporated by reference from Exhibit 10.1 to Pilgrim’s Pride Corporation’s Current Report on Form 8-K filed November 8, 2010).

4.6	Indenture dated as of December 14, 2010 among the Pilgrim’s Pride Corporation, Pilgrim’s Pride Corporation of West Virginia, Inc. and The Bank of New York Mellon, as Trustee (incorporated by reference from Exhibit 4.1 of Pilgrim’s Pride Corporation’s Form 8-K filed on December 15, 2010).

4.7	Registration Rights Agreement dated December 14, 2010 among Pilgrim’s Pride Corporation and the representatives of the initial purchasers of the Senior 7.875% Note due 2018 (incorporated by reference from Exhibit 4.2 of Pilgrim’s Pride Corporation’s Form 8-K filed on December 15, 2010).

4.8	Form of Senior 7.875% Note due 2018 (incorporated by reference from Exhibit 4.3 of Pilgrim’s Pride Corporation’s Form 8-K filed on December 15, 2010).

4.9	Form of Guarantee (incorporated by reference from Exhibit 4.4 of Pilgrim’s Pride Corporation’s Form 8-K filed on December 15, 2010).

5.1	Opinion of Baker & McKenzie LLP.*

12	Statement of Computation of Ratio of Earnings to Fixed Charges for the years ended December 26, 2010, September 26, 2009, September 27, 2008, September 29, 2007, September 30, 2006, and the transition period from September 27, 2009 to December 27, 2009.*

21	Subsidiaries of Registrant (incorporated by reference from Exhibit 21 of Pilgrim’s Pride Corporation’s Annual Report on Form 10-K filed February 11, 2011).

23.1	Consent of Baker & McKenzie LLP (included as part of the opinion filed as Exhibit 5.1 hereto).*

23.2	Consent of Ernst & Young LLP.*

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon with respect to the indenture governing the 7.875% Senior Notes due 2018*

99.1	Form of Letter of Transmittal*

99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees*

99.3	Form of Letter to Clients*

99.4	Form of Notice of Guaranteed Delivery*

*	Filed herewith.

(b) The consolidated financial statement schedules are included in the audited consolidated financial statements or notes thereto included in this registration statement.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greeley, State of Colorado, on August 22, 2011.

PILGRIM’S PRIDE CORPORATION

By:	/s/ WILLIAM W. LOVETTE
Name:	William W. Lovette
Title:	President, Chief Executive Officer and Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William W. Lovette and Fabio Sandri and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-and post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 (and further amendments, including post-effective amendments thereto), and to file the same with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WESLEY MENDONÇA BATISTA Wesley Mendonça Batista	Chairman of the Board	August 22, 2011

/s/ WILLIAM W. LOVETTE William W. Lovette	President, Chief Executive Officer and Director	August 22, 2011

/s/ FABIO SANDRI Fabio Sandri	Chief Financial Officer (Principal Financial and Accounting Officer)	August 22, 2011

/s/ JOESLEY MENDONÇA BATISTA Joesley Mendonça Batista	Director	August 22, 2011

/s/ MICHAEL L. COOPER Michael L. Cooper	Director	August 22, 2011

/s/ DON JACKSON Don Jackson	Director	August 22, 2011

/s/ CHARLES MACALUSO Charles Macaluso	Director	August 22, 2011

/s/ LONNIE “BO” PILGRIM Lonnie “Bo” Pilgrim	Director	August 22, 2011

/s/ MARCUS VINICIUS PRATINI DE MORAES Marcus Vinicius Pratini de Moraes	Director	August 22, 2011

/s/ WALLIM CRUZ DE VASCONCELLOS JUNIOR Wallim Cruz De Vasconcellos Junior	Director	August 22, 2011

EXHIBIT INDEX

3.1	Amended and Restated Certificate of Incorporation of Pilgrim’s Pride Corporation (incorporated by reference from Exhibit 3.1 of Pilgrim’s Pride Corporation’s Form 8-A filed on December 28, 2009).

3.2	Amended and Restated Corporate Bylaws of Pilgrim’s Pride Corporation (incorporated by reference from Exhibit 3.2 of Pilgrim’s Pride Corporation’s Form 8-A filed on December 28, 2009).

4.1	Amended and Restated Certificate of Incorporation of Pilgrim’s Pride Corporation (included as Exhibit 3.1).

4.2	Amended and Restated Corporate Bylaws of Pilgrim’s Pride Corporation (included as Exhibit 3.2).

4.3	Stockholders Agreement dated December 28, 2009 between Pilgrim’s Pride Corporation and JBS USA Holdings, Inc. (incorporated by reference from Exhibit 4.1 to Pilgrim’s Pride Corporation’s Form 8-A filed on December 28, 2009).

4.4	Form of Common Stock Certificate (incorporated by reference from Exhibit 4.1 to Pilgrim’s Pride Corporation’s Current Report on Form 8-K filed on December 29, 2009).

4.5	Waiver to the Stockholders Agreement dated November 4, 2010 between JBS USA Holdings, Inc. and Pilgrim’s Pride Corporation (incorporated by reference from Exhibit 10.1 to Pilgrim’s Pride Corporation’s Current Report on Form 8-K filed November 8, 2010).

4.6	Indenture dated as of December 14, 2010 among the Pilgrim’s Pride Corporation, Pilgrim’s Pride Corporation of West Virginia, Inc. and The Bank of New York Mellon, as Trustee (incorporated by reference from Exhibit 4.1 of Pilgrim’s Pride Corporation’s Form 8-K filed on December 15, 2010).

4.7	Registration Rights Agreement dated December 14, 2010 among Pilgrim’s Pride Corporation and the representatives of the initial purchasers of the Senior 7.875% Note due 2018 (incorporated by reference from Exhibit 4.2 of Pilgrim’s Pride Corporation’s Form 8-K filed on December 15, 2010).

4.8	Form of Senior 7.875% Note due 2018 (incorporated by reference from Exhibit 4.3 of Pilgrim’s Pride Corporation’s Form 8-K filed on December 15, 2010).

4.9	Form of Guarantee (incorporated by reference from Exhibit 4.4 of Pilgrim’s Pride Corporation’s Form 8-K filed on December 15, 2010).

5.1	Opinion of Baker & McKenzie LLP.*

12	Statement of Computation of Ratio of Earnings to Fixed Charges for the years ended December 26, 2010, September 26, 2009, September 27, 2008, September 29, 2007, September 30, 2006, and the transition period from September 27, 2009 to December 27, 2009.*

21	Subsidiaries of Registrant (incorporated by reference from Exhibit 21 of Pilgrim’s Pride Corporation’s Annual Report on Form 10-K filed February 11, 2011).

23.1	Consent of Baker & McKenzie LLP (included as part of the opinion filed as Exhibit 5.1 hereto).*

23.2	Consent of Ernst & Young LLP.*

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon with respect to the indenture governing the 7.875% Senior Notes due 2018*

99.1	Form of Letter of Transmittal*

99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees*

99.3	Form of Letter to Clients*

99.4	Form of Notice of Guaranteed Delivery*

*	Filed herewith.